--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ---------------------

                                   FORM 10/A

                             ---------------------

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                           PURSUANT TO SECTION 12(b)
                OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                               JCM PARTNERS, LLC
             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                      94-3364323
       (State or Other Jurisdiction of                        (I.R.S. Employer
        Incorporation or Organization)                      Identification No.)

        2151 SALVIO STREET, SUITE 325
                 CONCORD, CA                                       94520
   (Address of Principal Executive Offices)                      (Zip Code)

                                 (925) 676-1966
              (Registrant's Telephone Number, Including Area Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
             -------------------                       ------------------------------
                     NONE                                           NONE

     Securities to be registered pursuant to Section 12(g) of the Act:

                        COMMON MEMBERSHIP INTEREST UNITS
                                (Title of Class)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Item 1.     Business....................................................     2
Item 2.     Financial Information.......................................     8
Item 3.     Properties..................................................    14
Item 4.     Security Ownership of Certain Beneficial Owners and
            Management..................................................    23
Item 5.     Directors and Executive Officers............................    24
Item 6.     Executive Compensation......................................    26
Item 7.     Certain Relationships and Related Transactions..............    27
Item 8.     Legal Proceedings...........................................    28
Item 9.     Market Price of and Dividends on the Registrant's Common
            Equity and Related Stockholder Matters......................    28
Item 10.    Recent Sales of Unregistered Securities.....................    28
Item 11.    Description of Registrant's Securities to be Registered.....    29
Item 12.    Indemnification of Directors and Officers...................    32
Item 13.    Financial Statements and Supplementary Data.................    33
Item 14.    Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure....................................    53
Item 15.    Financial Statements and Exhibits...........................    53

ITEM 1.  BUSINESS

BACKGROUND

     JCM Partners, LLC, a Delaware limited liability company ("JCM Partners"), was organized on May 15, 2000. We are the reorganized entity which emerged from the bankruptcy proceedings in the United States Bankruptcy Court for the Eastern District of California entitled In re IRM Corporation et al. (the "IRM entities"), Case Number 98-32231-A-11. Pursuant to a plan of reorganization confirmed on June 5, 2000, all of the assets of the IRM entities were vested in our company. We commenced operations on June 30, 2000 pursuant to the confirmation order and the plan.

     The IRM entities consisted of a group of 113 limited partnerships, two general partnerships and one limited liability company, all of which were controlled by the IRM Corporation or its affiliates. Approximately half of the IRM entities were "equity partnerships" formed between 1981 and 1997 to hold real property. Generally, for each of those equity partnerships there was a loan partnership that made loans to the equity partnership, secured by a second deed of trust against the equity partnership's real property.

     IRM raised money by selling interests in the equity and loan partnerships to investors. In addition, IRM used three entities (collectively referred to as the "Gamma partnerships") to raise money from investors in exchange for interest-bearing notes. The IRM management disregarded the legal separation of the equity, loan, and Gamma entities and moved funds among them on a regular basis. The real estate assets owned by the equity partnerships became unable to generate enough income (primarily through rents) to support the debt load held by the other IRM entities. Since at least 1991, IRM relied on funds from new investments to pay existing investors because of insufficient cash flow from the real properties.

     In October 1997, IRM defaulted on its debt service payments to many of the lenders that held the first deeds of trust on the real property assets. After a failed effort at developing a consensual workout plan between the IRM entities and their creditors, investors filed for the appointment of a receiver through an action in the Contra Costa Superior Court. This receivership action was one of the precipitating causes of the Chapter 11 bankruptcy filings of IRM and its affiliates in August and November 1998. The bankruptcy court ordered the bankruptcy cases to be jointly administered (with the exception of two Gamma entities), with the effect that the plan of reorganization disposes of all jointly administered assets and liabilities.

     Pursuant to the plan of reorganization, the assets of the IRM entities were vested in JCM Partners on June 30, 2000. The real estate assets of JCM Partners are held through 55 wholly-owned subsidiaries, all but one of which is a single-asset limited liability company. The creditors of the IRM entities were divided into classes, as set forth in the plan of reorganization, with Classes 21 through 25 (representing certain investors in the equity, loan and Gamma partnerships) receiving preferred or common membership interests in JCM Partners in satisfaction of their claims against the IRM entities. The plan of reorganization stated that one hundred units (either common or preferred, as applicable) would be issued to these creditors for every $10,000 of their allowed claims (i.e., one unit for every $100 of allowed claim). Creditors in other classes were treated as specified in the plan of reorganization, with many receiving immediate or deferred cash payment of all or part of their claims. None of the IRM entities received any payment or consideration for any claim against, or interest in, another IRM entity.

     Under the terms of the plan of reorganization, each preferred membership unit had an initial redemption value equal to $40 (therefore representing a return of 40% of the holder's claim), plus or minus that unit's share of the profits or losses of JCM Partners. In September 2000, the board of managers of JCM Partners approved a split of units and an adjustment of each unit's redemption value. Preferred unit holders would receive one unit, with a redemption value of $1.00, for every $2.50 of their allowed claim. For example, a preferred unit holder with an allowed claim of $100,000 would receive 40,000 preferred units, with a total redemption value of $40,000. This split simplified the correlation between the number of preferred units and the dollar amount of a complete redemption of the preferred units, while still achieving the result that each preferred unit holder would receive a 40% return of its claim amount upon redemption. As a result of the split, common unit holders received one unit for approximately every $1.53 of their allowed claim. The plan of reorganization and JCM Partners's operating agreement provided for penalties in the event that JCM Partners did not redeem all of the preferred units by June 30, 2001. JCM made a series of partial redemptions of preferred units, followed by a final and complete redemption of the preferred units on June 15, 2001. See "Item 2 -- Liquidity and Capital Resources" and "Item 11 -- Description of Registrant's Securities to Be Registered" for further information regarding the redemption of the preferred units and information regarding the redemption obligations of JCM Partners for the common units.

     JCM Partners is a Section 12(g) reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we are required to file periodic reports relating to our business and finances with the Securities and Exchange Commission (the "SEC"), including audited financial statements, and to comply with all other requirements of the Exchange Act, and the rules adopted thereunder. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers, like JCM Partners, that file electronically with the SEC.

     We adopted "fresh start" accounting rules as of June 30, 2000 in accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Accordingly, all of the assets and liabilities of JCM Partners were reflected at their reorganization value, which approximated fair value at the date of the reorganization, June 30, 2000. As a result, our financial results during the period from June 30, 2000 to December 31, 2000 serve as benchmark data for future comparisons, but generally are not comparable to prior periods.

OVERVIEW

     JCM Partners is a limited liability company with activities related to the ownership, development, acquisition, renovation, management, marketing and strategic disposition of multifamily apartment communities and commercial properties in California. Through our wholly-owned subsidiaries, we own 56 properties. Management's strategy is to be a regional, highly efficient provider of quality apartment communities. We seek to be a market leader by operating a sufficiently sized portfolio of apartments within each of the markets in which we own properties in order to drive down operating costs through economies of scale and management efficiencies.

     As of September 30, 2001, our real estate portfolio consisted of:

     - 46 apartment complexes with an aggregate of 5,341 units;

     - two office/retail properties with 40 tenants and approximately 172,200 square feet;

     - six industrial properties with 17 tenants and approximately 145,000 square feet;

     - one 16.7-acre site held for future development or sale; and

     - one single-family, approximately 1.3-acre, residential lot held for future development or sale.

     All of our real estate assets are located in Northern California, primarily in the Sacramento Metropolitan Area, the Central Valley communities of Tracy, Manteca, Modesto, Turlock and Stockton and the San Francisco Bay Area.

     We are subject to the risks inherent in the ownership of real property, such as fluctuating land values, interest rates, vacancy rates, and rental values. Further, there could be difficulties in selling the properties as a result of general and local economic conditions, the condition of the properties, the demand for the properties, and real property tax rates.

     In addition, certain expenditures associated with real estate equity investments (principally, mortgage payments, real estate taxes, and maintenance costs) are not necessarily decreased by events adversely affecting our income from the properties. Thus, the cost of operating and holding the properties, or certain of them, may exceed the properties' resale value and income producing ability, and we therefore may have to advance funds in order to protect our investment or be required to dispose of the properties, or certain of them, at a loss. Our ability to meet our debt and other obligations, and thereafter to make distributions to our members in accordance with the plan of reorganization, will depend on these and other factors.


     Our limited liability company agreement provides that the purposes of JCM Partners are (a) to own, exchange, manage, sell and dispose of our properties and distribute the excess proceeds therefrom to the members in an orderly manner to attain appropriate investment potential and return to the members or reinvest such excess proceeds in any type of investment determined appropriate by the board of managers, (b) to invest excess funds in any type of investment, (c) to engage in any other activities relating to, and compatible with, the purposes set forth above, and (d) to take such other actions, or do such other things, as are necessary or appropriate as determined by the board of managers to carry out the provisions of the limited liability company agreement. We have not adopted any formal policies regarding the extent to which we will engage in specific activities such as issuing senior securities, borrowing money, making loans, investing in the securities of other issuers for the purpose of exercising control, underwriting securities of other issuers, engaging in the purchase and sale (or turnover) of investments, offering securities in exchange for property, repurchasing or otherwise reacquiring our units, or making annual or other reports to our members. We have focused our activities on those related to the ownership, development, acquisition, renovation, management, marketing and strategic disposition of multifamily apartment communities and commercial properties in California. We currently intend to continue this focus, but our board of managers could, without member approval, decide to engage in other activities. Similarly, our board of managers has broad discretion with respect to our investments and has the power to determine which types of investments are in the best interests of our company and its members. Although we are not limited by our limited liability company agreement, we currently intend to continue our focus in investing in apartment communities and commercial properties in California. We currently hold these properties primarily for capital appreciation and income. Although we do not have a policy as to the amount or percentage of assets which will be invested in any specific property, it is our intent to maintain a diversified portfolio of properties.


THE APARTMENT PROPERTIES


     As of September 30, 2001, our apartment properties consisted of 46 apartment complexes located in the following counties: 21 in Sacramento County, five in Solano County, seven in Stanislaus County, eight in San Joaquin County and five in Contra Costa County. The majority of these properties are classified as "second tier," meaning that they are considered to be typically well located, older properties in average to good condition. Additional information about these properties can be found under "Item 3 -- Properties."



     Revenues from our apartment properties result primarily from rents. These rents are required to be paid on a monthly basis. Our business strategy includes seeking to increase the cash flow generated by our apartment properties through rent increases upon tenant turnover and lease expiration, while maintaining high occupancy rates and prudent management of our operating expenses. Our ability to increase rents is subject to market conditions and general economic conditions and, accordingly, there can be no assurance that we will be able to implement our operating strategy successfully. Therefore, we do not institute such increases based on a pre-determined range nor based on increased services and/or renovations. We will generally make the increased cash flow available for our operating and capital expenses but may offer some increased services and/or renovations as determined by market conditions. The average occupancy rate of our apartment properties was 96.2% at December 31, 2000 and 95.5% at September 30, 2001.


     In general, the tenants in our apartment properties enter into our standard form of lease, as modified, if necessary, to comply with local ordinances or custom. The term of these leases varies with market conditions, although six-month leases are most common. Generally, the leases provide that unless the parties agree in writing to a renewal, the tenancy will convert at the end of the lease term to a month-to-month tenancy, subject to the terms and conditions of the lease, unless either party gives the other at least 30 days' prior notice of termination. All leases are terminable by us for nonpayment of rent, violation of property rules and regulations, or other defaults specified in the lease.

     Approximately 60% of the tenants in our apartment properties leave each year, and rents are adjusted to reflect market conditions existing at the time any new rental relationship commences. As a result of the relatively short-term stay of the majority of our tenants, our apartment properties tend not to have long-term leases that lock in current market rates.

     Our employees are responsible for marketing, maintenance and leasing activities at our apartment properties. These employees meet with prospective residents, show models, rent vacant units and strive to maintain contact with current tenants to monitor their level of satisfaction. From time to time, we have employed the services of, and paid customary fees to, apartment locator services and existing tenants for locating prospective tenants.

     All of our apartment properties are located in developed areas that include other apartment properties serving comparable tenant populations. An increase in the number of competitive apartment properties in a particular area could have a material adverse effect on our ability to maintain occupancy levels and on the rent charged at the properties. In addition, we compete with providers of other forms of multifamily residential properties and single-family housing.

THE COMMERCIAL PROPERTIES

     Our commercial properties consist of ten sites in Northern California, including the Concord, California building housing our executive offices. Our commercial properties are located in the following counties: seven in Napa County; and one each in San Francisco County, Contra Costa County and Solano County. Additional information regarding our commercial properties and their principal tenants can be found in "Item 3 -- Properties."

     Except for the vacant lots, revenues from our commercial properties are derived primarily from commercial tenants' rents and common area maintenance charges. The rents are payable monthly.


     As with our apartment properties, we seek to increase cash flow at our commercial properties through periodic rent increases for existing tenants according to the terms of their leases, through rent increases at tenant turnover and lease expiration, by maintaining high occupancy rates and through prudent management of our operating expenses. Our ability to increase rents is subject to market conditions and general economic conditions and, accordingly, there can be no assurance that we will be able to implement our operating strategy successfully. Therefore, we do not institute such increases based on a pre-determined range nor based on increased services and/or renovations. We will generally make the increased cash flow available for our operating and capital expenses. The average occupancy rate of our commercial properties was 88.1% as of December 31, 2000 and 81.6% as of September 30, 2001.


     We use a standard lease, modified at each property to the extent necessary to comply with local law or custom. The term of a lease varies with local market conditions, although multi-year leases with annual CPI rent increases are most common. Some of our leases include an option for the tenant to extend the term of the lease for an additional period. All leases are terminable by us for nonpayment of rent, violation of property rules and regulations, or other defaults specified in the lease.

     In any given year, 20% to 30% of our existing commercial leases expire. Some tenants will exercise their option to extend the term of the lease, while others will sign a new lease and extend their tenancy for an additional multi-year period. Rents are adjusted to reflect market conditions for spaces that are vacated or when leases are renewed. Rents are also adjusted to reflect any changes in rental rates associated with a lessee's option to extend their lease.

     Our employees are responsible for marketing, maintenance and leasing activities at the commercial properties. Prospective tenant leads are generated through our marketing program, which includes traditional advertising in newspapers, drive-by traffic and commercial real estate broker referrals. We strive to maintain contact with our existing commercial tenants to determine their level of satisfaction with property management and operations. We may employ the services of, and pay customary fees to, unaffiliated real estate brokers for leasing services and for locating prospective tenants.

     All of our commercial properties are located in developed areas that include other commercial properties serving comparable tenant profiles. An increase in the number of competitive commercial properties in a particular area could have a material adverse effect on our ability to maintain current occupancy levels and on our ability to maintain or increase the rental rates applicable to the properties.

INSURANCE

     Each of our properties is covered by fire and property insurance provided by reputable companies and with commercially reasonable deductibles and limits, with such limits being equal to the replacement value of each property. Our management exercises its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on our investments at a reasonable cost and on suitable terms.

     Where required by our lenders, flood insurance is obtained. However, we do not maintain earthquake insurance coverage due to the high premium cost. Accordingly, a loss resulting from earthquake damage could have a material and adverse effect on our financial condition and our operating results. Even if a loss is covered by our insurance, our insurance coverage may not be sufficient to pay the full current market value or replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed.


POSSIBLE TAX CONSEQUENCES FOR MEMBERS



     We are treated as a partnership for federal and state tax reporting purposes. As a partnership, we are not an income tax-paying entity and all income and expenses are reported by our members. Because of this, there is a risk that a member's tax liability may exceed the cash distributions made by us to that member. In situations where this occurs, the payment of the tax in excess of cash distributions will be an out-of-pocket expense to the member.



     Upon a sale or other disposition (such as by gift or inheritance) of an interest in JCM Partners or upon a sale (including a foreclosure sale) or other disposition of a JCM property, a member may be required to report a taxable gain. In general, this gain will be treated as a capital gain. However, a portion of the gain may be characterized as unrecaptured section 1250 gain and subject to higher capital gain tax rates. In any case, a member's tax liabilities resulting from the gain may exceed the cash received. In situations where this occurs, the payment of the tax in excess of cash distributions will be an out-of-pocket expense to the member.



     Our tax returns and the amount of distributable partnership income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to distributable income or loss for JCM Partners, the tax liability of the members could be changed accordingly.


REGULATORY MATTERS

     Our commercial properties must comply with Title III of the Americans with Disabilities Act, commonly referred to as the ADA, to the extent that such properties are public accommodations or commercial facilities as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of our commercial properties where such removal is readily achievable. The ADA does not, however, consider residential properties, such as our apartment properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public. We believe that our properties comply with, or are exempt from, all present requirements under the ADA and applicable state laws. Noncompliance could result in imposition of fines or an award of damages to private litigants. If we are required to make material changes to our properties to comply with the ADA, our operating results could be materially and adversely affected.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or former owner of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property or may be held liable to governmental entities or to third parties for property or natural resource damage and for investigation, clean up and other costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contamination. The liability under such laws has been interpreted to be joint and several, unless the harm is capable of apportionment and there is a reasonable basis for allocation of responsibility.

     Our leases generally provide that the tenant is responsible for compliance with applicable laws and regulations. However, this contractual arrangement does not eliminate our statutory liability or preclude claims against us by governmental authorities or persons who are not parties to such arrangement. The cost of an investigation and clean-up of site contamination can be substantial, and the fact that the property is or has been contaminated, even if remediated, may adversely affect the value of the property and the owner's ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs that it incurs in connection with the contamination, and some state laws provide that such lien has priority over all other encumbrances on the property or that a lien can be imposed on any other property owned by the liable party. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from the environmental contamination emanating from the site.

     Other federal, state and local laws, regulations and ordinances govern the removal or encapsulation of asbestos-containing material when such material is either in poor condition or in the event of building remodeling, renovation or demolition. Still other federal, state and local laws, regulations and ordinances may require the removal or upgrade of underground storage tanks that are out of service or are out of compliance. In addition, federal, state and local laws, regulations and ordinances may impose prohibitions, limitations and operational standards on, or require permits, licenses or approvals in connection with, the discharge of wastewater and other water pollutants, the emission of air pollutants, the operation of air or water pollution equipment, the generation, storage, transportation, disposal and management of materials classified as hazardous or nonhazardous waste, the use of electrical equipment containing polychlorinated biphenyls, the storage or release of toxic or hazardous chemicals and workplace health and safety. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property which could affect the financial health of a tenant and its ability to make lease payments. Furthermore, if there is a violation of such a requirement in connection with the tenant's operations, it is possible that we, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation.

     Such laws and regulations have not historically had a material effect on the operation of our properties. We are not aware of any environmental condition on any of our properties which would be likely to have a material adverse effect on our financial condition and results of operations. There may be, however, environmental problems that may have developed since our properties were acquired which remain latent or of which we are otherwise unaware.

COMPETITION

     The real estate industry in Northern California is generally fragmented and characterized by significant competition. Numerous developers, owners of apartment, industrial, office, and retail properties, and managers compete with us in seeking properties for acquisition, development or management and in attracting and retaining tenants. No one competitor owns a majority of the apartment units in any county in which our properties are located. Competition for tenants is principally on the basis of location, physical condition, amenities and rental rates. There are competitors in each area in which we operate that have greater capital resources than we. There can be no assurance that the existence of such competition will not have a material adverse effect on our business, operations and cash flow.

EMPLOYEES

     As of September 30, 2001, we had 202 employees. We consider our relationships with our employees to be good.

ITEM 2.  FINANCIAL INFORMATION

SELECTED FINANCIAL DATA


     We were organized as a Delaware limited liability company on May 15, 2000 and commenced operations as JCM Partners, LLC, the successor company to the IRM entities, on June 30, 2000. All references in this Form 10 to our six months ended December 31, 2000 are to the period from June 30, 2000 (inception) to December 31, 2000.



     The following table sets forth selected financial data for JCM Partners, LLC (a) for the nine months ended September 30, 2001 and the six months ended December 31, 2000 and (b) as of September 30, 2001, December 31, 2000 and June 30, 2000 (inception).



                                                      NINE MONTHS ENDED    SIX MONTHS ENDED
                                                      SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                      ------------------   -----------------
Rental revenue......................................     $37,097,404          $23,397,831
Net income..........................................     $ 1,961,000          $   167,795
Net income per unit.................................     $      0.02          $      0.00
Distributions to unit holders.......................     $   293,472          $         0



                                 SEPTEMBER 30, 2001   DECEMBER 31, 2000   JUNE 30, 2000 (INCEPTION)
                                 ------------------   -----------------   -------------------------
Total assets...................     $273,180,510        $271,154,585            $274,239,344
Total long-term debt...........     $174,796,858        $163,153,082            $163,848,647
Mandatory distributions payable
  to redeemable common unit
  holders......................     $ 19,741,174                   0                       0
Redeemable preferred units.....                0          12,067,539              15,067,539
Redeemable common units........       90,152,151                   0                       0


     The following table sets forth selected financial data for the properties owned by the IRM entities for the period from January 1, 2000 to June 29, 2000 and for the years ended December 31, 1999 and 1998.

                                                PERIOD FROM
                                                JANUARY 1,
                                                   2000        YEAR ENDED     YEAR ENDED
                                                TO JUNE 29,   DECEMBER 31,   DECEMBER 31,
                                                   2000           1999           1998
                                                -----------   ------------   ------------
Rental revenue................................  $21,221,841   $40,038,261    $36,467,497
Direct operating expenses:
  Operating and maintenance...................    7,041,143    11,019,924      8,159,394
  Real estate taxes and insurance.............    1,712,210     2,916,950      3,031,597
  Utilities...................................    1,822,209     3,279,110      3,109,478
                                                -----------   -----------    -----------
     Total direct operating expenses..........   10,575,562    17,215,984     14,300,469
                                                -----------   -----------    -----------
Rental revenue in excess of direct operating
  expenses....................................  $10,646,279   $22,822,277    $22,167,028
                                                ===========   ===========    ===========

BASIS OF PRESENTATION OF IRM ENTITIES' OPERATIONS

     The foregoing combined statement of operations data presents operating results of the properties owned by the IRM entities for the period from January 1, 2000 to June 29, 2000 and the years ended December 31, 1999 and 1998. These data were prepared pursuant to SEC Regulation S-X, Rule 3-14, "Special instructions for real estate operations to be acquired." Accordingly, the presentation excludes certain items not comparable to the future operations of the property, such as mortgage interest, leasehold rental, depreciation and corporate expenses.

     We are not aware of any material factors relating to the properties transferred by the IRM entities to us that would cause the reported results of operations not to be necessarily indicative of future operating results.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     This Form 10 contains forward-looking statements which include, without limitation, statements concerning capital expenditures, refinancing activities and occupancy levels. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets, increased competition and changes in general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements included in this Form 10 will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or the objectives and plans of JCM Partners will be achieved.

     The following discussion should be read in conjunction with the Consolidated Financial Statements and notes set forth in Item 13 below.

     We adopted "fresh start" accounting rules as of June 30, 2000. As a result, our financial results during the six months ended December 31, 2000 serve as benchmark data for future comparisons, but generally are not comparable to prior periods.


     Because we commenced operations on June 30, 2000, there is no corresponding period in 2000 for comparison to the nine months ended September 30, 2001.



     All references in this Form 10 to our three months ended September 30, 2000 are to the period from June 30, 2000 to September 30, 2000.


RESULTS OF OPERATIONS

  PROPERTY OCCUPANCY


     The table below sets forth the overall weighted average occupancy levels for our properties, by type of property, at September 30, 2001 and December 31, 2000, 1999 and 1998. The weighted average occupancy is calculated by multiplying the occupancy of each property by its square footage and dividing by the total square footage in the portfolio.



                                                                           OCCUPANCY AT
                                                                           DECEMBER 31,
                                                      OCCUPANCY AT      ------------------
PROPERTY TYPE                                      SEPTEMBER 30, 2001   2000   1999   1998
-------------                                      ------------------   ----   ----   ----
Apartment Communities............................         95.5%         96.2%  95.1%  96.1%
Commercial Properties............................         81.6%         88.1%  96.2%  89.3%



     The overall weighted average occupancy level for our entire property portfolio as of September 30, 2001 was 92.8%, compared to 94.6% at December 31, 2000, 94.5% at December 31, 1999 and 94.7% at December 31, 1998.



     Occupancy at our apartment communities has remained relatively stable. We believe this stability has been a result of the favorable general economic conditions of the markets where our apartment communities are located. However, we are currently seeing reduced demand in our markets closest to the San Francisco Bay Area due to the technology industry slowdown, resulting in lower occupancy rates than the rest of our portfolio.

     Fluctuations in occupancy at our commercial properties have been attributable to the leasing and vacating by tenants in the normal course of their leases.

     Market conditions for leased space in commercial buildings have weakened considerably in the San Francisco Bay Area. The general economic decline and job loss in the technology industry have reduced demand for commercial buildings in most San Francisco Bay Area sub-markets. Vacancy rates have gone up and rents have stabilized and come down from the peaks reached in early 2000. Additional information about our commercial properties can be found under "Item
3 -- Properties."

     We expect the occupancy at our apartment communities and commercial properties in the remaining three months of 2001 to remain comparatively consistent with that at September 30, 2001. Our future occupancy rates will be subject to numerous factors, many of which are outside of our control. Accordingly, there can be no assurance that our future occupancy rates will not be significantly less than our occupancy rates during the first six months of 2001.

     In March 2001, we sold two condominiums for aggregate net proceeds of $232,000 and recorded a gain of $1,700 from the transaction. We did not dispose of any properties during the six months ended December 31, 2000.

  REVENUE

     Total rental revenue for the nine months ended September 30, 2001 was $37,097,404. Total rental revenue for the three months ended September 30, 2001 was $12,613,000, up approximately 9% from $11,610,000 for the three months ended September 30, 2000.

     During the nine months ended September 30, 2001, our apartment communities generated $34,162,960 of rental revenue. During the three months ended September 30, 2001, rental revenue generated by our apartment communities was $11,620,000, up approximately 9% from $10,635,000 for the three months ended September 30, 2000. The increase is primarily attributable to the increases in rental rates.

     During the nine months ended September 30, 2001, our commercial properties generated $2,934,444 of rental revenue. During the three months ended September 30, 2001, rental revenue generated by our commercial properties was $993,000, up approximately 2% from $975,000 in the three months ended September 30, 2000. The increase is primarily attributable to the increases in rental rates, partially offset by the decrease in occupancy rates.

     During the first nine months of 2001, rental rates for our apartment communities and commercial properties on a combined basis increased by 8.3%, reflecting our strategy of seeking to increase cash flow through rent increases. In 2000 and 1999, the increases were 12.3% and 6.5% on a full year basis, respectively.

     At September 30, 2001, the average monthly rental rate per square foot of our apartment communities was $0.98 compared to $0.91 at December 31, 2000, $0.81 at December 31, 1999 and $0.76 at December 31, 1998.

     At September 30, 2001, the average monthly rental rate per square foot of our commercial properties was $1.20 compared to $1.11 at December 31, 2000, $1.00 at December 31, 1999 and $0.94 at December 31, 1998.

  EXPENSES

     Our total expenses were $34,835,000 for the nine months ended September 30, 2001. Our total expenses were $12,454,000 for the three months ended September 30, 2001, as compared to $11,352,000 for the three months ended September 30, 2000, an increase of approximately 10%. The increase was due primarily to the increases in operating and maintenance costs, depreciation and amortization expenses, and utility costs in the three months ended September 30, 2001.

     Interest expense. In the nine months ended September 30, 2001, interest expense was $9,931,000. In the three months ended September 30, 2001, interest expense was $3,435,000, up from $3,381,000 for the three months ended September 30, 2000, an increase of approximately 2%. The increase was attributable to the higher total mortgages payable balance during the three months ended September 30, 2001 as a result of the refinancing of certain mortgage loans, partially offset by the decline in interest rates on our variable interest rate and the lower fixed rate on the refinanced mortgage loans.



     Operating and maintenance expenses. During the nine months ended September 30, 2001, operating and maintenance expenses were $10,300,000. During the three months ended September 30, 2001, operating and maintenance expenses were $3,829,000, up from $2,964,000 for the three months ended September 30, 2000, an increase of approximately 29%. The increase was primarily attributable to the increased expenditures for our ongoing apartment rehabilitation program, additional expenditures on deferred maintenance projects, additional hiring to fill vacant positions, increases in staff wages, increased costs for services provided by vendors and increased advertising costs due to competitive leasing market conditions.



     Depreciation and amortization expenses. During the nine months ended September 30, 2001, depreciation and amortization expenses were $6,273,000. During the three months ended September 30, 2001, depreciation and amortization expenses were $2,163,000, as compared to $2,036,000 for the three months ended September 30, 2000, an increase of approximately 6%. This increase was primarily attributable to the increase in real estate investments due to capitalization of property improvements.



     General and administrative expenses. General and administrative expenses were $2,955,000 for the nine months ended September 30, 2001. General and administrative expenses were $1,096,000 for the three months ended September 30, 2001, up slightly from $1,093,000 for the three months ended September 30, 2000.



     Real estate taxes and insurance expenses. In the nine months ended September 30, 2001, real estate taxes and insurance expenses were $2,324,000. In the three months ended September 30, 2001, real estate taxes and insurance expenses were $936,000, down from $957,000 for the three months ended September 30, 2000, a decrease of approximately 2%.



     Utility expenses. Utility expenses were $3,052,000 for the nine months ended September 30, 2001. Utility expenses were $994,000 for the three months ended September 30, 2001, as compared to $921,000 for the three months ended September 30, 2000, an increase of approximately 8%. The increase was primarily attributable to higher energy costs in California.



     Extraordinary item. During the nine months ended September 30, 2001, we recorded an extraordinary loss of $581,000 to reflect the write-off of certain deferred loan costs related to debt which was retired from June to September 2001 in connection with the refinancing of certain of our mortgages.


  DISTRIBUTION TO UNIT HOLDERS


     We distributed $260,000 in cash to our unit holders in February 2001. In addition, we paid to the California Franchise Tax Board $33,000 on behalf of our unit holders during the nine months ended September 30, 2001. These distributions and payments to the California Franchise Tax Board were made from our cash from operations and were intended to offset certain federal and/or state income tax liabilities incurred by our members in 2000 due to their ownership of JCM Partners units. We did not make cash distributions to unit holders during the six months ended December 31, 2000.


  EFFECTS OF INFLATION ON OPERATIONS

     We believe that the direct effects of inflation on our operations have been inconsequential.

  CALIFORNIA ENERGY CRISIS


     Most of the energy costs incurred at our properties are paid directly by, or billed to, our tenants. However, certain energy costs are born by JCM Partners, such as common area lighting and hot water for units without individual hot water heaters, as well as power, heating and cooling for our property rental offices. Due to the ongoing California energy crisis, our energy costs for the first nine months of 2001 were approximately 11% higher than they were, on average, in 2000. Uncertainty regarding the costs of energy in the coming months prevents us from accurately predicting the effect of the energy crisis on our costs for the remainder of 2001.


LIQUIDITY AND CAPITAL RESOURCES


     As of September 30, 2001, our short-term liquidity needs included normal operating requirements, ongoing capital improvements, monthly principal amortization of our debt and certain mandatory distributions required to be made to our common unit holders, as described at "Item 11 -- Description of Registrant's Securities to Be Registered." We expect to meet these requirements through net cash provided by operations and refinancing of certain of our mortgage obligations. Rent increases upon tenant turnover and lease expiration, subject to market conditions and general economic conditions, will not have a significant impact on our short-term liquidity.


     In March 2001, we made our second redemption of preferred units in the amount of $3,015,405 and in June 2001, we redeemed all remaining outstanding preferred units for $9,052,132. The March 2001 redemption was made from operating cash flows. The June 2001 redemption was financed in part by loans from four of the members of our board of managers which totaled $1,250,000 and cash proceeds totaling $7,404,000 from the refinancing of four of our properties in June 2001. The loans from the board members were repaid in July 2001 out of the proceeds of the refinancing of three additional properties.

     Our long-term liquidity requirements include scheduled debt maturities, significant capital improvements and certain mandatory distributions required to be made to our common unit holders, as described at "Item 11 -- Description of Registrant's Securities to Be Registered." We anticipate that cash flows from operations, including the effects of any rent increases, may not be sufficient to meet these long-term requirements, and that it may be necessary for us to refinance the mortgages on certain of our properties. There can be no assurance that we will be able to refinance on terms advantageous to JCM Partners, however, especially if interest rates rise in the future.


     As described at "Item 11 -- Description of Registrant's Securities to Be Registered," our common unit holders will have the right to require us to redeem some or all of their common units in June 2007. In order to fund those redemptions, we will use cash from operations and loan refinancing proceeds and, if necessary, we may be required to liquidate some or all of our assets.



     At September 30, 2001 we had unrestricted cash totaling $12,426,000 compared to $7,161,000 at December 31, 2000 and $7,606,000 at June 30, 2000. The
terms of certain of our mortgages require impound accounts for the payment of insurance, property taxes and capital improvements as well as scheduled principal payments on the debt. We classify these impound accounts as restricted cash on our balance sheet. At September 30, 2001, such restricted cash totaled $3,216,000, compared to $1,782,000 at December 31, 2000 and $1,563,000 at June
30, 2000.



     Cash provided by operating activities during the nine months ended September 30, 2001 was $7,171,000, which reflects net income of $1,961,000, non-cash depreciation charges of $6,273,000, a non-cash extraordinary item loss on early extinguishment of debt in the amount of $581,000 and gain on disposal of assets in the amount of $2,000, and the net effect of changes in operating assets and liabilities of $1,642,000.



     Cash used in investing activities during the nine months ended September 30, 2001 was $1,189,000, which reflects capital expenditures on real estate investments of $1,421,000 and proceeds from disposal of assets of $232,000.



     Cash used in financing activities during the nine months ended September 30, 2001 was $717,000. During this period, cash provided by the refinancing of certain of our mortgage loans was $12,882,000. Cash used in redemption of preferred units was $12,068,000. Payments on mortgage notes were $1,238,000, and $293,000 was distributed to members during this period.


     During the six months ended December 31, 2000, cash provided by operating activities was $4,334,000, which reflects net income of $168,000, non-cash depreciation charges of $4,072,000 and the net effect of changes in operating assets and liabilities of $94,000.

     Principal uses of cash during the six months ended December 31, 2000 were improvements to real estate investments of $1,043,000, redemptions of preferred units totaling $3,000,000, and principal payments on mortgage notes of $696,000.


     We capitalize those expenditures related to acquiring new assets, materially enhancing the value of an existing asset, or substantially extending the useful life of an existing asset. Expenditures necessary to maintain an existing property in ordinary operating condition are expensed as incurred.

     We have made significant progress in the upgrade program, which is part of our strategic plan to improve the overall quality of our real estate portfolio. This program involves recurring expenditures, such as floor coverings, HVAC equipment, roofs, appliances, landscaping, siding and parking lots, and non-recurring expenditures, such as gating and access systems, the additions of microwaves, washer-dryers, interior upgrades and new business and fitness centers.


     Our long-term debt consists of real estate mortgages totaling $174,797,000 at September 30, 2001 and $163,153,000 at December 31, 2000. This debt generally requires monthly payments of principal and interest. The range of interest rates of our real estate mortgages was from 4.19% to 10.5% at September 30, 2001 and from 5.8% to 11.2% at December 31, 2000. The average monthly principal and interest payments made for these mortgages was $1,211,000 for the three months ended September 30, 2001 and $1,250,000 for the three months ended September 30, 2000. We expect the average monthly principal and interest payments for our mortgages for the remaining three months of 2001 to be relatively consistent with those of the three months ended September 30, 2001. See Note 5 of our Consolidated Financial Statements for additional information on scheduled debt maturities.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risk exposure results from changes in interest rates on our debt obligations. We are vulnerable to increases in the interest rates on our variable rate mortgage notes. We are also vulnerable to significant increases in interest rates to the extent we refinance our fixed rate mortgage notes or incur additional debt in the future.


     The following table presents information about our debt obligations at September 30, 2001. The table presents principal cash flows and related weighted average interest rate by expected maturity dates.





                                   2001        2002         2003         2004         2005      THEREAFTER
                                 --------   ----------   ----------   ----------   ----------   -----------
Mortgage loans with fixed rates
  ranging from 6.70% to 8.02%
  maturing through October 31,
  2031.........................  $101,391   $  467,752   $  505,499   $  546,296   $  590,389   $39,022,615
Average interest rate..........      7.26%        7.26%        7.26%        7.26%        7.26%         7.26%
Mortgage loans with fixed rates
  ranging from 8.27% to 8.69%
  that increase to between
  8.77% and 9.19% at stated
  dates between February and
  May 2004 which mature through
  September 2007...............  $ 98,528   $  456,788   $  467,019   $  540,446   $  587,858   $49,961,507
Average interest rate..........      8.41%        8.41%        8.41%        8.91%        8.91%         8.91%
Mortgage loans with variable
  rates ranging from 4.19% to
  10.50% which mature through
  September 2031...............  $315,970   $1,092,177   $1,181,284   $1,277,797   $1,382,344   $76,201,198
Average interest rate(1).......      7.46%        7.46%        7.46%        7.46%        7.46%         7.46%


---------------


(1)The rates for variable rate mortgage loans have been held constant during each period presented based on the actual variable rates at September 30, 2001.

ITEM 3.  PROPERTIES

     Our principal executive offices are located in Concord, California, at 2151 Salvio Street, Suite 325, Concord, California, 94520. The facility is comprised of 7,533 square feet of usable space.

     Our property taxes will increase if local property tax authorities treat the bankruptcy reorganization and formation of JCM Partners as a transfer of property, thus triggering a reassessment of real property values. If all local property tax authorities reassessed the real property values of all our properties within their jurisdiction, the real property taxes payable on the properties would increase from current levels by an estimated $500,000 per year. Some uncertainty regarding the local property tax authorities' likely treatment of the contribution of the properties to JCM Partners remains.

     Information regarding our noncancellable tenant operating leases for the next five years can be found below in Note 4 to our Consolidated Financial Statements.

     The ordinary course of our business operations includes ongoing renovation projects to our properties, including but not limited to exterior painting, roof, siding, balcony and decking replacement, landscape upgrades, and interior unit remodeling. Costs are incorporated in operating budgets and covered by cash flow from operations.

     The table below sets forth general information relating to the properties owned by our subsidiaries at December 31, 2000. All of the properties are suitable for the purpose for which they are designed and are being used.

                        SUMMARY OF REAL ESTATE HOLDINGS

                                                                                                                         AVERAGE
                                                                                                                         MONTHLY
                                                                                                                       RENTAL RATES
                                                             PERCENTAGE OF                                               FOR THE
                                    NUMBER OF    NUMBER OF    TOTAL REAL                                                YEAR ENDED
                                    APARTMENT    APARTMENT    ESTATE NET       NET BOOK                    PHYSICAL    DECEMBER 31,
PROPERTIES                         COMMUNITIES     HOMES      BOOK VALUE        VALUE       ENCUMBRANCES   OCCUPANCY     2000(A)
----------                         -----------   ---------   -------------   ------------   ------------   ---------   ------------
APARTMENTS BY MAJOR GEOGRAPHIC
 MARKET
Sacramento, CA...................       21         2,785          42.6%      $110,424,911   $71,518,935      96.2%         $623
Stockton, CA.....................        4           483           6.9%        18,020,456    13,351,489      97.9%          617
Modesto/Turlock, CA..............        7           752          11.2%        29,082,105    16,944,779      96.8%          622
Tracy/Manteca, CA................        4           454           9.4%        24,395,932    16,679,744      94.7%          805
Fairfield/Vacaville, CA..........        5           634          13.6%        35,458,375    24,033,859      85.3%          838
Concord/Antioch, CA..............        5           233           5.6%        14,226,655     6,915,724      95.3%          933
                                       ---         -----         -----       ------------   ------------     ----          ----
   Total Apartments..............       46         5,341          89.3%      $231,608,434   $149,444,530     96.2%         $677
                                       ---         -----         -----       ------------   ------------     ----          ----
COMMERCIAL PROPERTIES(B).........      N/A           N/A          10.7%        27,956,661    13,708,552      88.1%          N/A
                                       ---         -----         -----       ------------   ------------     ----          ----
   Total Real Estate Properties
   Owned.........................       56         5,341         100.0%      $259,565,095   $163,153,082     94.6%         $677
                                       ---         -----         -----       ------------   ------------     ----          ----


                                      AVERAGE
                                     UNIT SIZE
PROPERTIES                         (SQUARE FEET)
----------                         -------------
APARTMENTS BY MAJOR GEOGRAPHIC
 MARKET
Sacramento, CA...................       734
Stockton, CA.....................       813
Modesto/Turlock, CA..............       780
Tracy/Manteca, CA................       721
Fairfield/Vacaville, CA..........       753
Concord/Antioch, CA..............       684
                                        ---
   Total Apartments..............       747
                                        ---
COMMERCIAL PROPERTIES(B).........       N/A
                                        ---
   Total Real Estate Properties
   Owned.........................       747
                                        ---

---------------

(A) Average monthly rent is calculated as the contract rent plus market rent for vacant apartment homes, divided by the number of apartment homes.

(B) Includes eight commercial properties and two parcels of land.

     None of our residential tenants occupy 10% or more of any individual property's rentable square footage. The following table sets forth tenant information regarding our commercial properties as of December 31, 2000:

                                  NUMBER OF
                                   TENANTS
                                OCCUPYING 10%      PRINCIPAL
                                  OR MORE OF       OCCUPATION
                                   RENTABLE          OF 10%                                     PRINCIPAL BUSINESSES IN
PROPERTY                        SQUARE FOOTAGE      TENANTS       PRINCIPAL LEASE PROVISIONS           BUILDING
--------                        --------------   --------------   --------------------------   -------------------------
Salvio Pacheco Square.........        2          Technology       Lease expires 7/31/02 with   Accounting, financial,
  Concord, CA                                                     no renewal option; annual    insurance, technology,
                                                                  lease payments of            health care, retail and
                                                                  $393,914.88                  food services
                                                 Health care      25% of lease expires
                                                                  8/31/02 with 5 year
                                                                  option; remainder of lease
                                                                  expires 9/30/06 with 2
                                                                  5-year options; annual
                                                                  lease payments of
                                                                  $268,101.84
Wilson Building...............        2          Health care      Lease expires 9/31/03 with   Nonprofit health care
  San Francisco, CA                                               5-year option to renew;
                                                                  annual lease payments of
                                                                  $130,922.04
                                                 Health care      Month-to-month; annual
                                                                  lease payments of $115,500
860 Kaiser Road...............        3          Dry cleaning     Lease expires 8/9/03 with    Insurance; wine industry;
  Napa, CA                                                        2 5-year options to renew;   dry cleaning
                                                                  annual lease payments of
                                                                  $30,888.96
                                                 Insurance        Lease expires 4/8/04 with
                                                                  2 5-year options to renew;
                                                                  annual lease payments of
                                                                  $58,481.74
                                                 Wine bottle      Lease expires 3/31/06 with
                                                 etching          no options to renew;
                                                                  annual lease payments of
                                                                  $34,362
900 Business Park.............        0          N/A              N/A                          Food service,
  Napa, CA                                                                                     architectural signs, golf
                                                                                               supply and storage
908 Enterprise Way............        2          Wine industry    Lease expires 12/31/04       Building supply; wine
  Napa, CA                                                        with no options to renew;    industry
                                                                  annual lease payments of
                                                                  $61,563.60
                                                 Building         Lease expires 11/30/05
                                                 supply           with no options to renew;
                                                                  annual lease payments of
                                                                  $85,260
910 Enterprise Way............        1          Food             Lease expires 1/31/09 with   Food processing
  Napa, CA                                       processing       2 5-year options to renew;
                                                                  annual lease payments of
                                                                  $220,908.48
988 Enterprise Way............        1          Wholesale        Lease expires 9/25/04 with   Wholesale plumbing
  Napa, CA                                       plumbing         no option to renew; annual   supplies
                                                 supplies         lease payments of
                                                                  $97,053.96
938 Kaiser Road...............        1          Wine bottle      Lease expires 3/31/06 with   Wine bottle etching
  Napa, CA                                       etching          no option to renew; annual
                                                                  lease payments of $11,880

     The following table sets forth occupancy information for the past five years for the properties owned by our subsidiaries at December 31, 2000.

                              HISTORICAL OCCUPANCY

                                                 TOTAL        PHYSICAL OCCUPANCY END OF YEAR(A)
                                               RENTABLE     -------------------------------------
                                              SQUARE FEET   2000    1999    1998    1997    1996
                                              -----------   -----   -----   -----   -----   -----
APARTMENTS:
Sacramento Region
Antelope Woods..............................     100,520     96.0%   99.2%   97.6%   96.0%   99.2%
Rose Glen...................................      59,790     90.9%   92.0%   88.6%  100.0%   87.5%
Carmichael Gardens..........................      75,456     89.3%   96.4%   98.8%   91.7%   97.6%
Country Glen................................      57,774     98.7%   95.0%   92.5%  100.0%   96.2%
Fair Oaks Meadows...........................      72,175     95.8%   97.9%  100.0%   99.0%   95.8%
Foxworth....................................      53,680     95.3%   92.2%   98.4%   96.9%   90.6%
Glenbrook...................................     145,240     91.7%   92.2%   96.1%   94.2%   93.2%
Hidden Creek................................      93,720     95.0%   92.0%  100.0%   98.0%   90.0%
La Riviera..................................     151,000     96.2%   95.2%   92.4%   95.7%   95.2%
La Riviera Commons..........................     118,480     96.5%   92.4%   91.0%   91.7%   93.7%
Lincoln Place...............................     150,165     98.7%   92.5%   94.2%   93.7%   91.7%
Meadow Gardens I............................      97,640     99.3%   96.1%   99.3%   96.7%   93.4%
Meadow Gardens II...........................      59,280     99.0%   96.2%   98.1%   97.1%   97.1%
Morningside Creek...........................      72,628    100.0%   92.1%   98.9%   97.8%   97.8%
North Country Vista.........................     131,224     98.4%   93.1%   96.3%   96.8%   96.3%
Orangewood East.............................      91,680     96.6%   96.6%   95.9%   97.3%   96.6%
Orangewood West.............................     125,700     97.4%   93.4%   94.0%   92.7%   86.8%
Riverside Commons...........................      76,296     93.0%   95.0%   94.0%   94.0%   86.0%
Sterling Pointe I...........................      85,024     93.3%   91.7%   92.5%   90.8%   95.8%
Sterling Pointe II..........................      93,364     96.2%   91.5%   91.5%   96.9%   91.5%
Sunrise Commons.............................     133,300     97.6%   97.6%   93.5%   97.6%   96.4%
Stockton Region
Inglewood Oaks..............................      43,742     95.3%   98.4%  100.0%   98.4%   85.9%
La Espana...................................      15,436     92.9%  100.0%  100.0%  100.0%   78.6%
Mariners Cove...............................      82,072     97.7%   97.7%  100.0%   95.4%   96.6%
Oakwood.....................................     251,264     98.7%   93.1%   93.4%   91.2%   94.7%
Modesto/Turlock Region
Greenbriar..................................      79,363     97.6%   98.4%   95.2%   87.9%   94.4%
Meadow Lakes................................     151,696     98.0%   87.2%   91.3%   92.3%   86.7%
Northwood Place.............................      42,356     90.6%  100.0%   98.1%   98.1%   92.5%
Park Lakewood...............................      94,696     96.6%   96.6%   98.3%   96.6%   95.7%
Villa Verde North...........................      84,144     97.4%   95.7%   95.7%   87.8%   87.0%
Walnut Woods................................      92,544     97.0%   96.0%   99.0%   99.0%  100.0%
Northlake Gardens...........................      41,760     95.8%  100.0%   95.8%   95.8%   95.8%

                                                 TOTAL        PHYSICAL OCCUPANCY END OF YEAR(A)
                                               RENTABLE     -------------------------------------
                                              SQUARE FEET   2000    1999    1998    1997    1996
                                              -----------   -----   -----   -----   -----   -----
Tracy/Manteca Region
Driftwood...................................      63,380     91.5%   94.7%   91.5%   90.4%   98.9%
Fairway Estates.............................      96,012     96.8%   98.4%   99.2%   93.5%   90.3%
Granville...................................      55,368     89.3%   95.2%   88.1%   91.7%   92.9%
Laurel Glen.................................     112,799     98.0%   95.4%   98.0%   90.8%   94.7%
Fairfield/Vacaville Region
Creekside Gardens...........................     153,480     95.4%   95.4%   96.9%   92.8%   96.4%
Parkwood....................................      72,936     98.1%   93.5%   98.1%   89.7%   98.1%
Peach Tree Villa............................      35,468     93.0%   90.7%   97.7%   86.0%    N/A
Peachwood...................................      44,086     93.9%   93.9%   97.0%   86.4%   98.5%
Village Green...............................     171,384     94.6%   95.5%   90.6%   93.3%   94.2%
Concord/Antioch Region
Crestview Pines.............................      61,481     97.6%   89.3%   97.6%   94.0%   96.4%
Diablo View.................................      47,824     94.5%   97.3%   93.2%   91.8%   94.5%
Meadowlark..................................      16,902    100.0%  100.0%  100.0%  100.0%   96.0%
Oakview.....................................      22,904     91.4%   97.1%  100.0%   94.3%   97.1%
Villa Diablo................................      10,312     87.5%   93.7%  100.0%   87.5%  100.0%
COMMERCIAL:
Bay Area Region
860 Kaiser Road.............................      22,560     65.9%  100.0%   90.9%   69.3%   59.1%
900 Business Park...........................      40,380     85.8%   98.1%   90.7%   56.2%   91.4%
908 Enterprise Way..........................      22,135     77.3%   86.4%   39.8%   67.0%   53.4%
910 Enterprise Way..........................      26,894    100.0%  100.0%  100.0%  100.0%  100.0%
988 Enterprise Way..........................      14,920    100.0%  100.0%  100.0%  100.0%  100.0%
938 Kaiser Road.............................      18,000    100.0%  100.0%  100.0%  100.0%   80.6%
Salvio Pacheco Square.......................     120,212     92.3%   89.4%   97.1%   88.6%   94.6%
Wilson Building.............................      52,000     80.3%   95.7%   95.7%   87.5%   87.5%
     Total real estate owned................   4,464,069     94.6%   94.5%   94.7%   92.0%   92.6%

---------------

(A) Physical occupancy as of the last Monday of the year.

     The following table sets forth the average rent per square foot for the past five years for the properties owned by our subsidiaries at December 31, 2000.

                               AVERAGE UNIT RENT

                                                            AVERAGE MONTHLY RENTAL RATES IN
                                                              RENTABLE SQUARE FEET AT THE
                                                              YEAR ENDED DECEMBER 31,(A)
                                                         -------------------------------------
                                                         2000    1999    1998    1997    1996
                                                         -----   -----   -----   -----   -----
APARTMENTS:
Sacramento Region
Antelope Woods.........................................  $0.79   $0.72   $0.69   $0.66   $0.63
Rose Glen..............................................   0.73    0.66    0.64    0.64    0.66
Carmichael Gardens.....................................   0.78    0.71    0.66    0.62    0.59
Country Glen...........................................   0.94    0.86    0.84    0.82    0.79
Fair Oaks Meadows......................................   0.93    0.88    0.82    0.80    0.75
Foxworth...............................................   0.89    0.81    0.71    0.67    0.65
Glenbrook..............................................   0.90    0.82    0.77    0.73    0.70
Hidden Creek...........................................   0.73    0.66    0.60    0.57    0.53
La Riviera.............................................   0.87    0.80    0.76    0.72    0.71
La Riviera Commons.....................................   0.85    0.78    0.73    0.72    0.67
Lincoln Place..........................................   0.95    0.88    0.84    0.81    0.77
Meadow Gardens I.......................................   0.89    0.79    0.74    0.70    0.68
Meadow Gardens II......................................   0.93    0.83    0.79    0.75    0.73
Morningside Creek......................................   0.86    0.77    0.74    0.72    0.69
North Country Vista....................................   0.87    0.80    0.78    0.75    0.71
Orangewood East........................................   0.77    0.68    0.64    0.62    0.60
Orangewood West........................................   0.65    0.59    0.55    0.53    0.52
Riverside Commons......................................   0.81    0.71    0.66    0.64    0.63
Sterling Pointe I......................................   0.91    0.80    0.74    0.71    0.69
Sterling Pointe II.....................................   0.90    0.79    0.74    0.71    0.68
Sunrise Commons........................................   0.89    0.81    0.77    0.74    0.70
Stockton Region
Inglewood Oaks.........................................   0.79    0.74    0.72    0.70    0.68
La Espana..............................................   0.58    0.54    0.55    0.55    0.56
Mariners Cove..........................................   0.80    0.71    0.69    0.67    0.63
Oakwood................................................   0.75    0.68    0.66    0.64    0.63
Modesto/Turlock Region
Greenbriar.............................................   0.76    0.68    0.67    0.65    0.67
Meadow Lakes...........................................   0.82    0.71    0.70    0.68    0.67
Northwood Place........................................   0.91    0.77    0.75    0.73    0.72
Park Lakewood..........................................   0.81    0.72    0.68    0.67    0.64
Villa Verde North......................................   0.80    0.72    0.68    0.67    0.66
Walnut Woods...........................................   0.74    0.69    0.66    0.65    0.62
Northlake Gardens......................................   0.77    0.69    0.33    0.32    0.32

                                                            AVERAGE MONTHLY RENTAL RATES IN
                                                              RENTABLE SQUARE FEET AT THE
                                                              YEAR ENDED DECEMBER 31,(A)
                                                         -------------------------------------
                                                         2000    1999    1998    1997    1996
                                                         -----   -----   -----   -----   -----
Tracy/Manteca Region
Driftwood..............................................   1.33    1.15    1.08    1.03    0.92
Fairway Estates........................................   0.95    0.86    0.80    0.75    0.72
Granville..............................................   1.34    1.16    1.10    1.04    0.92
Laurel Glen............................................   1.03    0.93    0.87    0.83    0.77
Fairfield/Vacaville Region
Creekside Gardens......................................   1.03    0.93    0.85    0.85    0.84
Parkwood...............................................   1.19    1.05    0.96    0.95    0.90
Peach Tree Villa.......................................   1.02    0.92    0.83    0.77     N/A
Peachwood..............................................   1.17    1.03    0.98    0.95    0.91
Village Green..........................................   1.17    0.96    0.90    0.88    0.85
Concord/Antioch Region
Crestview Pines........................................   1.16    0.97    0.91    0.86    0.82
Diablo View............................................   1.54    1.30    1.24    1.15    1.07
Meadowlark.............................................   1.33    1.07    1.01    0.95    0.90
Oakview................................................   1.49    1.27    1.22    1.14    1.07
Villa Diablo...........................................   1.53    1.31    1.26    1.16    1.09
COMMERCIAL:
Bay Area Region
860 Kaiser Road........................................   0.90    0.74    0.74    0.58    0.58
900 Business Park......................................   0.79    0.73    0.74    0.70    0.67
908 Enterprise Way.....................................   0.70    0.60    0.58    0.56    0.55
910 Enterprise Way.....................................   0.65    0.62    0.64    0.61    0.59
988 Enterprise Way.....................................   0.54    0.52    0.45    0.45    0.45
938 Kaiser Road........................................   0.55    0.55    0.52    0.51    0.50
Salvio Pacheco Square..................................   1.46    1.35    1.27    1.23    1.24
Wilson Building........................................   1.43    1.18    1.01    0.87    0.85
Starlight Estates......................................    N/A     N/A     N/A     N/A     N/A
     Total real estate owned...........................  $0.92   $0.82   $0.78   $0.75   $0.72

---------------

(A) Average monthly rent per square foot is contract rent for occupied units plus market rent for vacant units divided by total rentable square feet.

     The following table sets forth certain tax information for our properties, including federal tax basis, realty tax rate and annual realty taxes. See Item 13 for depreciation information regarding these properties.

                                TAX INFORMATION

                                                        ADJUSTED FEDERAL   REAL ESTATE   ANNUAL REALTY
                                                           TAX BASIS        TAX RATE       TAXES(A)
                                                        ----------------   -----------   -------------
APARTMENTS:
Sacramento Region
Antelope Woods........................................    $  3,794,576       1.0391%      $   54,602
Rose Glen.............................................       1,240,384       1.0261           15,747
Carmichael Gardens....................................         974,266       1.0391           39,566
Country Glen..........................................       2,502,115       1.0101           43,756
Fair Oaks Meadows.....................................       3,516,535       1.0484           48,376
Foxworth..............................................       2,005,867       1.0391           31,330
Glenbrook.............................................       5,179,483       1.0465           77,953
Hidden Creek..........................................       1,758,413       1.0391           35,422
La Riviera............................................         721,475       1.0465           79,659
La Riviera Commons....................................       2,069,209       1.0465           65,794
Lincoln Place.........................................         678,614       1.0391           95,680
Meadow Gardens I......................................       1,828,397       1.0484           50,879
Meadow Gardens II.....................................       1,191,664       1.0484           34,967
Morningside Creek.....................................       2,888,885       1.0902           55,176
North Country Vista...................................       5,057,943       1.0686           77,610
Orangewood East.......................................       1,722,491       1.0119           47,765
Orangewood West.......................................         425,182       1.0119           53,899
Riverside Commons.....................................       1,154,007       1.0483           41,395
Sterling Pointe I.....................................       1,475,980       1.0391           47,004
Sterling Pointe II....................................       1,157,338       1.0391           51,565
Sunrise Commons.......................................       6,954,080       1.0484           91,398
Stockton Region
Inglewood Oaks........................................         736,318       1.0000           24,354
La Espana.............................................         596,499       1.0001            6,034
Mariners Cove.........................................       2,618,302       1.0002           42,345
Oakwood...............................................       9,993,875       1.0001           97,055
Modesto/Turlock Region
Greenbriar............................................       1,286,901       1.0920           30,625
Meadow Lakes..........................................       5,178,785       1.0439           81,796
Northwood Place.......................................       2,046,353       1.0803           22,173
Park Lakewood.........................................       3,546,877       1.0439           50,195
Villa Verde North.....................................       1,189,453       1.0920           37,563
Walnut Woods..........................................       3,430,849       1.0748           41,702
Northlake Gardens.....................................         384,267       1.0920           26,781
Tracy/Manteca Region
Driftwood.............................................       2,776,299       1.0000           53,322
Fairway Estates.......................................       3,183,754       1.0000           61,051

                                                        ADJUSTED FEDERAL   REAL ESTATE   ANNUAL REALTY
                                                           TAX BASIS        TAX RATE       TAXES(A)
                                                        ----------------   -----------   -------------
Granville.............................................       1,096,168       1.0000           41,889
Laurel Glen...........................................       5,230,005       1.0000           80,490
Fairfield/Vacaville Region
Creekside Gardens.....................................       2,157,834       1.0607          113,619
Parkwood..............................................       1,952,359       1.0321           59,977
Peach Tree Villa......................................       1,879,982       1.0321           23,386
Peachwood.............................................         614,192       1.0321           34,758
Village Green.........................................       8,230,506       1.0625          139,082
Concord/Antioch Region
Crestview Pines.......................................       4,330,000       1.0065           46,122
Diablo View...........................................         838,717       1.0065           64,589
Meadowlark............................................         445,600       1.0065           19,314
Oakview...............................................       1,944,814       1.0065           31,597
Villa Diablo..........................................         308,063       1.0065           14,613
COMMERCIAL:
Bay Area Region
860 Kaiser Road.......................................       1,507,109       1.0268           19,801
900 Business Park.....................................       2,455,345       1.0268           27,249
908 Enterprise Way....................................         814,279       1.0268           15,173
910 Enterprise Way....................................       1,057,399       1.0268           23,336
988 Enterprise Way....................................         609,971       1.0268            8,899
938 Kaiser Road.......................................         679,805       1.0268           12,691
Salvio Pacheco Square.................................      11,200,000       1.0065          110,461
Wilson Building.......................................       4,850,000       1.1360           67,196
Starlight Estates.....................................       2,427,850       1.1495           10,930
     Total Real Estate Owned..........................    $139,895,434                    $2,679,712

---------------

(A) For the period from July 1, 2000 to June 30, 2001, as invoiced and including direct levies.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following tables set forth, as of September 30, 2001, the number and percentage of common units owned of record and beneficially by:


     - each person known by us to own beneficially more than 5% of the outstanding common units;

     - our chief executive officer;

     - each of our managers; and

     - all of our managers and executive officers as a group.


     Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all units held by them. Applicable percentage ownership in the tables below is based on 90,152,151 common units outstanding as of September 30, 2001.


     Unless otherwise indicated, each person or entity named below has an address in care of our principal executive offices.

                                                               NUMBER OF UNITS     PERCENT
BENEFICIAL OWNER                                              BENEFICIALLY OWNED   OF CLASS
----------------                                              ------------------   --------
Christian Reformed Home Missions............................       5,178,027          5.7
  2850 Kalamazoo Avenue
  Grand Rapids, MI 49560
Barnabas Foundation.........................................       4,956,348          5.5
  15127 S. 73rd Avenue, Suite G
  Orland Park, IL 60462
Lois B. Mol.................................................       3,162,301          3.5
Henry Conversano............................................       2,219,603          2.5
Frank Deppe.................................................       2,011,191          2.2
Arthur G. den Dulk..........................................         841,273           .9
Neal Nieuwenhuis............................................         390,014            *
Gayle M. Ing(1).............................................         380,035            *
Michael Vanni(1)............................................         380,035            *
Marvin J. Helder............................................         364,064            *
Henry Doorn, Jr.(2).........................................       4,956,348          5.5
Kenneth J. Horjus(3)........................................       5,178,027          5.7
All managers and executive officers as a group (12
  people)...................................................      19,593,768         21.8

---------------

 *  Less than one percent.


(1) Ms. Ing and Mr. Vanni hold an aggregate of 380,035 common units as community property.



(2) The number of common units indicated in the table as being beneficially owned by Mr. Doorn consists of common units registered in the name of Barnabas Foundation. Mr. Doorn is an Executive Director of Barnabas Foundation. Mr. Doorn disclaims beneficial ownership of the 4,956,348 common units held by Barnabas Foundation.



(3) The number of common units indicated in the table as being beneficially owned by Mr. Horjus consists of common units registered in the name of Christian Reformed Home Missions. Mr. Horjus is the Director of Finance and Administration for the Christian Reformed Church in North America, an affiliate of Christian Reformed Home Missions. Mr. Horjus disclaims beneficial ownership of the 5,178,027 common units held by Christian Reformed Home Missions.


CHANGES IN CONTROL

     To the best of our knowledge and belief, and except for the redemption rights described below under Item 11, there are no arrangements, understandings, or agreements relative to the disposition of our securities, the operation of which would at a subsequent date result in a change in control of our company.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

MANAGERS AND EXECUTIVE OFFICERS


     A complete list of our managers and executive officers as of September 30, 2001 is set forth below:


NAME                                        AGE                    POSITION
----                                        ---                    --------
Gayle M. Ing..............................  52    Manager, Chief Executive Officer,
                                                  President, Chief Financial Officer and
                                                  Secretary
Michael Vanni.............................  61    Chairman of the Board
Henry Conversano..........................  69    Manager
Arthur G. den Dulk........................  69    Manager
Frank Deppe...............................  77    Manager
Henry Doorn, Jr. .........................  41    Manager
Marvin J. Helder..........................  51    Manager and Vice Chairman of the Board
Kenneth J. Horjus.........................  63    Manager
Lois B. Mol...............................  66    Manager
Neal Nieuwenhuis..........................  68    Manager
Brian S. Rein.............................  43    Chief Operating Officer
Cornelius Stam............................  53    Director, Property Management

     Gayle M. Ing has been a manager and our President, Chief Executive Officer, Chief Financial Officer and Secretary since April 11, 2001. From March 15, 2001 until April 11, 2001, Ms. Ing served as a consultant to JCM Partners through Computer Management Corporation. Prior to that, from December 1996 until March 2001, Ms. Ing was a management consultant, also through Computer Management Corporation, and was a volunteer with a child services facility. Ms. Ing served as the Vice President and Business Manager for Electronic Banking at Bank of America from January 1994 to November 1996.

     Michael W. Vanni has been a manager of JCM Partners and Chairman of our Board since June 2000. Since 1978, Mr. Vanni has been the President of Computer Management Corporation, a data processing consulting company.

     Henry Conversano has been a manager of JCM Partners since June 2000. Since 1969, Mr. Conversano has been the President of Henry Conversano and Associates Designers, a thematic design company for commercial entertainment properties.

     Arthur den Dulk has been a manager of JCM Partners since June 2000. Since 1995, Mr. den Dulk has been a self-employed farmer. Prior to that, he was a commercial airline pilot.

     Frank Deppe has been a manager of JCM Partners since June 2000. Mr. Deppe has been retired since 1989. He currently serves as a director of Fasteners Inc. Southwestern Supply and Toolup.com Inc., which are both private tool and accessory supply companies.

     Henry Doorn, Jr. has been a manager of JCM Partners since June 2001. From June 2000 to June 2001, Mr. Doorn was the authorized board representative of one of our former entity managers, Barnabas Foundation, an Illinois nonprofit organization formed to provide planned giving services to Christian charitable organizations. Mr. Doorn has been an Executive Director of Barnabas Foundation since September 2000. Before joining Barnabas Foundation in September 2000, Mr. Doorn was the managing partner and chief financial officer of Brinson Partners, Inc., an investment management firm for institutional investors, for over ten years. From 1981 to 1989, Mr. Doorn was an accountant with KPMG Peat Marwick.

     Marvin J. Helder has been a manager of JCM Partners and Vice Chairman of our Board since June 2000. Mr. Helder has been the President of Helder Construction, a commercial and residential construction and property management company, for the past five years.

     Kenneth J. Horjus has been a manager of JCM Partners since June 2001. From June 2000 to June 2001, Mr. Horjus was the authorized board representative of one of our former entity managers, Christian Reformed Home Missions. Since 1997, Mr. Horjus has been the Director of Finance and Administration for the Christian Reformed Church in North America. Prior to his employment with the Christian Reformed Church, Mr. Horjus was a Senior Consultant for The Greytone Group, a management consulting firm.

     Lois B. Mol has been a manager of JCM Partners since June 2000. Ms. Mol has been the Vice President of Manufacturers Supply, a wholesale fastener supply company, a director of SAE, a private wholesale fastener supply company, and the President of Fastener World, a surplus fastener supply company, since February 2000. Additionally, Ms. Mol has been the Chairman of the Hardship Assistance Fund in the Jacob C. Mol Family Foundation, which provides interim financial assistance to individuals in need, since February 2000. During the five years prior to February 2000, Ms. Mol devoted all of her time to her home and family.

     Neal Nieuwenhuis has been a manager of JCM Partners since July 2000. Mr. Nieuwenhuis has been retired since 1990. Prior to 1990, he was President and owner of an industrial catering and vending company.

     Brian S. Rein has been our Chief Operating Officer since June 2000. Mr. Rein was the Chief Operating Officer of JCM Partners's predecessor, IRM Corporation, from October 1998 through June 2000. For the ten years prior to his employment with IRM and JCM Partners, Mr. Rein has had similar operations and management responsibilities serving as Vice President of John Connolly IV & Company where he directed the management of multifamily and commercial properties for institutional clients.

     Cornelius Stam has been our Director of Property Management since June 2000. Mr. Stam was the Executive Director of Property Management of IRM Corporation from August 1998 through June 2000. From 1983 to August 1998, Mr. Stam was the Senior Vice President of Property Management for IRM Corporation.

     Mr. Vanni and Ms. Ing are husband and wife. There are no other family relationships among managers, executive officers or persons chosen by us to be nominated as a manager or appointed as an executive officer of JCM Partners or any of its subsidiaries.

     Our limited liability company agreement provides for a board of managers consisting of at least seven, but not more than 13, managers, with the exact number of managers to be set from time to time by the board. Currently, the size of the board is set at ten. Our limited liability company agreement also provides that our chief executive officer shall sit as a manager and occupy one of the seats on the board, but shall be subject to removal and replacement solely by the board.

     Pursuant to the terms of the plan of reorganization, our initial board of managers consisted of the members of the Official Investors' Committee in the IRM bankruptcy case as of June 30, 2000, together with the Chief Executive Officer. (The Official Investors' Committee members were major creditors of IRM that were selected by the Office of the United States Trustee to represent the key IRM investor groups.) The plan appointed John Connolly IV as our initial Chief Executive Officer, and we retained Mr. Connolly until March 15, 2001 pursuant to the management services agreement discussed in Item 6 below.

     The current board of managers was elected at the first annual meeting of the members of JCM Partners on June 18, 2001. All managers (other than the CEO-manager) hold office until the next annual meeting of members of JCM Partners and until their successors are elected and qualified or until his or her earlier resignation or removal.

     Each officer serves at the discretion of our board of managers and holds office until his or her successor is appointed or until his or her earlier resignation or removal.

COMMITTEES OF THE BOARD OF MANAGERS

     Our board of managers has established a compensation committee and an audit committee. The compensation committee makes recommendations concerning salaries and incentive compensation for our executive officers. The current members of the compensation committee are Messrs. Helder, Vanni and

Conversano and Ms. Mol. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountants. The current members of the audit committee are Messrs. Deppe, Horjus and Nieuwenhuis.

ITEM 6.  EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The table below sets forth all compensation paid to John Connolly IV, our former Chief Executive Officer, during the fiscal year ended December 31, 2000. No other executive officer received aggregate compensation in excess of $100,000 during 2000.

                        2000 SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                              ------------------------
NAME AND PRINCIPAL POSITION                                    SALARY    BONUS   OTHER
---------------------------                                   --------   -----   -----
John Connolly IV............................................  $208,333    N/A     N/A
Chief Executive Officer

     This amount was paid to JCIV, LLC, a California limited liability company of which John Connolly IV is the sole member, and relates to the period from July 1, 2000 through December 31, 2000. Pursuant to the plan of reorganization, Mr. Connolly (through JCIV, LLC) also received ten common membership units of JCM Partners. On March 15, 2001, Mr. Connolly resigned all of his officer and manager positions with JCM Partners and its subsidiaries.

OPTION GRANTS

     No options were granted to any of our officers or managers during 2000.

COMPENSATION OF MANAGERS

     Our managers are not currently compensated for serving on the board of managers.

AGREEMENTS WITH JCIV, LLC

     We entered into a management services agreement, dated as of July 1, 2000, with JCIV, LLC, a California limited liability company of which John Connolly IV is the sole member. Pursuant to the terms of the management services agreement, we agreed to retain JCIV, LLC through April 30, 2001 for a fee of $41,666 per month. JCIV, LLC agreed to employ John Connolly IV to act as our Chief Executive Officer and President, and JCIV, LLC was responsible for payment of Mr. Connolly's withholding obligations and health benefits.

     The management services agreement required us to maintain $5,000,000 of directors and officers insurance coverage and $5,000,000 of liability insurance, naming Mr. Connolly as an additional insured. The agreement was subject to termination at will by either party upon written notice, and would automatically terminate upon the death or permanent disability of Mr. Connolly.

     On March 15, 2001, we entered into a Transition Services Agreement and Amendment to Management Services Agreement with JCIV, LLC and Mr. Connolly. Pursuant to this agreement:

     - the termination date of the management services agreement was accelerated from April 30, 2001 to March 15, 2001;

     - effective March 15, 2001, Mr. Connolly resigned from all officer, director, manager, partner and trustee positions that he held or was deemed to hold with JCM Partners, its subsidiaries and IRM Corporation;

     - JCIV, LLC and Mr. Connolly agreed that all compensation payable to JCIV, LLC under the management services agreement through March 15, 2001 had been paid in full and that no further amounts shall be payable to JCIV, LLC or Mr. Connolly pursuant to the management services agreement; and

     - we agreed to engage Mr. Connolly as an independent consultant to provide transition management services for the period of March 19, 2001 through March 30, 2001. As compensation for the transition management services provided by Mr. Connolly, JCM Partners paid Mr. Connolly $62,499.

AGREEMENT WITH COMPUTER MANAGEMENT CORPORATION

     On March 8, 2001, the board of managers resolved to retain Computer Management Corporation to provide management services to JCM Partners until April 30, 2001. In connection with this arrangement, JCM Partners orally agreed to pay Computer Management Corporation $25,000 per month. Computer Management Corporation is owned by Mike Vanni, our Chairman of the Board, and Gayle Ing, Mr. Vanni's wife and our Chief Executive Officer.

     On April 11, 2001, the board of managers resolved to extend the term of the arrangement with Computer Management Corporation to April 30, 2002, and approved the terms of a written agreement with respect to this arrangement. Pursuant to the terms of this agreement, we agreed to retain Computer Management Corporation through April 30, 2002 for a fee of $25,000 per month. Computer Management Corporation agreed to employ Gayle Ing to act as our Chief Executive Officer, President, Chief Financial Officer and Secretary, and Computer Management Corporation is responsible for payment of Ms. Ing's withholding obligations and health benefits. The agreement provides that Ms. Ing will have the day-to-day responsibility for the management and direction of JCM Partners as well as such other duties and responsibilities commensurate with her positions with JCM Partners. The agreement requires Ms. Ing to perform her duties in conformity with the reasonable and appropriate directions of the Board and to devote all of her working time, attention and energies to the business and affairs of JCM Partners.

     The management services agreement requires us to maintain at least $5,000,000 of directors and officers insurance coverage and $5,000,000 of liability insurance, naming Ms. Ing as an additional insured. The agreement is subject to termination at will by either party, upon 30 days' written notice by us or 90 days' written notice by Computer Management Corporation, and will automatically terminate upon the death or permanent disability of Ms. Ing.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See Item 6 above for information regarding the agreements between us and JCIV, LLC and the agreements between us and Computer Management Corporation.

     During the six months ended December 31, 2000, JCM Partners paid approximately $188,000 for landscaping services to a company that is owned by a relative of our Chief Operating Officer.

     In connection with the complete redemption of all outstanding preferred units in June 2001, four of the members of our board of managers extended loans to JCM Partners pursuant to promissory notes with an 8% per annum fixed interest rate. The principal amounts of these notes are as follows:

                                                              PRINCIPAL AMOUNT OF
LENDER                                                          PROMISSORY NOTE
------                                                        -------------------
Frank Deppe.................................................      $  150,000
Marvin Helder...............................................      $  100,000
Lois Mol....................................................      $  250,000
Computer Management Corporation Money Purchase Pension
  Trust(1)..................................................      $  750,000
                                                                  ----------
Total.......................................................      $1,250,000
                                                                  ==========

---------------

(1) As discussed in Item 6 above, Computer Management Corporation is owned by Mike Vanni and Gayle Ing.

We repaid these promissory notes in full in July 2001 with the proceeds of the refinancing of several of our properties.

ITEM 8.  LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     There is no public trading market for our common units and there can be no assurance that a market will ever develop for the units.

HOLDERS


     As of September 30, 2001, there were approximately 850 holders of our common units.


DISTRIBUTIONS

     On January 17, 2001, the board of managers approved a distribution of cash from operations in the aggregate amount of up to $300,000 payable to common and preferred unit holders of record as of December 31, 2000. This distribution, in the amount of $260,000, was paid on or about February 28, 2001.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES


     All of our outstanding common and all of our previously outstanding preferred units were issued as of July 1, 2000 pursuant to the terms of the December 17, 1999 joint plan of reorganization. See "Item 1 -- Business" above for further information regarding the joint plan of reorganization. The creditors of the IRM entities were divided into classes, as set forth in the plan of reorganization, with Classes 21 through 25 (representing certain investors in the equity, loan and Gamma partnerships) receiving preferred or common membership interests in JCM Partners in satisfaction of their claims in the aggregate amount of approximately $175,602,000 against the IRM entities. Those creditors entitled to preferred units received one preferred unit for every $2.50 of their allowed claim. Each creditor entitled to common units received one common unit for approximately every $1.53 of its allowed claim.


     Our initial issuance of 15,067,539 preferred units and 90,152,151 common units was made pursuant to the registration exemption provided by Section 1145(a)(1) of the Bankruptcy Code in that:

     - the securities were offered and sold "under a plan" of reorganization and consisted of securities of the debtor, of an affiliate "participating in a joint plan" with the debtor or of a successor to the debtor under the plan;

     - the recipients of the securities held a prepetition or administrative expense claim against the debtor or an interest in the debtor; and

     - the securities were issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property.

     JCM Partners did not receive any cash consideration in connection with the initial issuance of its common and preferred units.

     In the event that a member of JCM Partners is deemed to be an "underwriter" with respect to that member's units or an "affiliate" of JCM Partners, resales of such units by that member would not be exempt under Section 1145 of the Bankruptcy Code from the registration requirements of the federal and state securities laws and, accordingly, could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from such registration requirements.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


     JCM Partners is authorized to issue 150,000,000 membership interest units, 25,000,000 of which are designated as preferred units and 125,000,000 of which are designated as common units. As of September 30, 2001, 90,152,151 common units were outstanding and, as of such date, there were approximately 850 holders of common units. As of September 30, 2001, there were no preferred units outstanding.


     Bank of New York, P.O. Box 7090, Troy, MI 48007-7090, acts as transfer agent and registrar for our common units.

     The following statement is a summary of the rights and privileges of the holders of our common units.

  DISTRIBUTION RIGHTS

     If the board of managers declares a distribution of cash from operations, then the members as of the record date are entitled to receive all such distributions which the board has declared, with each member entitled to receive a pro-rata portion of such available distributions.

     If the board of managers declares a distribution of cash from sales, then the members as of the record date are entitled to receive all such distributions which the board of managers has declared, with each unit holder entitled to receive a pro rata portion of such available distributions.

     On or before June 30, 2002, we are required to make a pro rata distribution to our common unit holders in a minimum amount of the lesser of:

     - $10,000,000 or

     - the "mandatory distribution amount," which our limited liability company agreement defines as the amount, if any, by which:

          (a) $20,000,000 plus the amount, if any, by which $15,000,000 exceeds the aggregate initial capital account balances of our preferred unit holders on June 30, 2000 ($15,058,030),

     exceeds

          (b) the total aggregate distributions to all common unit holders from our cash from operations and cash from sales on or before June 30, 2002.

Any remaining amounts, if any, of the "mandatory distribution amount" must be distributed pro rata to the common unit holders on or before June 30, 2003.

     If we fail, for any reason, to distribute cash to our common unit holders as provided above, we must liquidate our properties as quickly as is commercially reasonable so that we will have sufficient liquidity to make the distributions to common unit holders.

  REDEMPTION RIGHTS

     On June 15, 2001, we completed the redemption of all of the outstanding preferred units of JCM Partners. The holders of preferred units received a redemption price of $1 per unit.

     Our limited liability company agreement provides that, except as set forth below, each holder of common units as of June 30, 2005 will have the right to require us to redeem all or, if so elected by the holder, a portion, of his or her units on June 30, 2007. The redemption price for each common unit will be calculated by dividing the value of our assets as of June 30, 2005 by the total number of common units outstanding, subject to adjustment as set forth in our limited liability company agreement. If a sufficient number of common unit holders exercise their right to have their units redeemed, the continued operation of JCM Partners beyond June 30, 2007 may not be reasonably feasible. Accordingly, our limited liability company agreement requires the board of managers to meet no later than June 30, 2006 to determine whether JCM Partners should continue operations beyond June 30, 2007. If the board of managers determines in its sole discretion that the company's operations should not continue beyond June 30, 2007, then we must inform all owners of common units of this decision within 30 days after June 30, 2006 and the following will occur:

     - the common unit holders' right to be redeemed as described above on June 30, 2007 will become null and void;

     - all of JCM Partners's properties will be sold as soon as practicable, but in no event later than June 30, 2007; and

     - all owners of common units will receive the liquidation distributions to which they are entitled under our limited liability company agreement.

  CASH TENDER OFFER

     On August 28, 2001, our board of managers unanimously approved the terms of a cash tender offer of our common units. The offer was for up to $15,000,000, with discretion to increase the offer by up to an additional 15%, or $2,250,000, for a purchase price of $0.75 per unit. The offer was intended to provide our common unit holders the opportunity to redeem their units in a manner similar to that which was available pursuant to the plan of reorganization. As a reporting company, we must comply with certain securities laws and regulations which restrict our flexibility in taking various actions, such as repurchasing units from our members. As a result of these restrictions, we have decided not to proceed with the tender offer described above. Although we are exploring opportunities to provide our members with additional liquidity, including through a future tender offer or through other means, there can be no assurance that we will be successful in this regard.

  VOTING RIGHTS

     Holders of units are entitled to one vote per outstanding unit. Members have voting rights with respect to a particular matter only after such matter has first been approved by the board of managers, except with regard to:

     - the removal of a manager (and the election of a replacement therefor) as provided in our limited liability company agreement and in our Restated Bylaws,

     - the amendment of our limited liability company agreement, and

     - any matter presented at a special meeting of members called upon the written request of holders of at least ten percent (10%) of the outstanding units in accordance with the procedures set forth in our Restated Bylaws.

Each holder may exercise such vote either in person or by proxy. A majority of the outstanding units present at a duly convened meeting, appearing in person or by proxy, constitutes a quorum.

     Common units and preferred units, if any, shall consent together as one class, except as follows:

     - In connection with the approval of the issuance of additional units, the common units and the preferred units shall consent as two separate classes,

     - In connection with the approval of the merger, consolidation or dissolution of JCM Partners, the common units and the preferred units shall consent as two separate classes, and

     - In connection with the approval of an amendment, modification or supplement to our limited liability company agreement, the common units and the preferred units shall consent as two separate classes.

Members may approve all proposals on which they are entitled to vote by a simple majority of the eligible units, except that (1) when the common units and the preferred units must consent as two separate classes, the affirmative votes of the holders of both a majority of the preferred units and a majority of the common units are required; and (2) managers, other than the CEO-manager, may be removed only for cause with the consent of a two-thirds majority of outstanding units.

     Members are entitled to cumulate votes either:

     - by giving one candidate for the office of manager a number of votes equal to the number of managers to be elected multiplied by the number of votes to which that member's units are normally entitled, or

     - by distributing the member's votes on the same principle among as many candidates as the member thinks fit, if the candidate or candidate's names have been placed in nomination prior to the voting and the member has given notice at least ten days prior to the voting of the unit holder's intention to cumulate the unit holder's votes.


     If any one member has given such a notice, then every member entitled to vote may cumulate votes for candidates in nomination. The candidates receiving the highest number of affirmative votes, up to the number of managers to be elected, shall be elected; votes against any candidate and votes withheld shall have no legal effect. Cumulative voting shall not be required or allowed for any other matter voted upon by the members other than the election or removal of managers. No manager may be removed from the board if the votes against his removal would be sufficient to elect such member if such votes were voted cumulatively at a meeting where all managers, other than the CEO-manager, are being elected. Managers may not be elected by written consent, and instead, may be elected only by a vote at a meeting of members.


  LIQUIDATION RIGHTS

     Upon our dissolution, liquidation or winding-up, after satisfaction of all of our liabilities, the balance, if any, of our assets must be distributed first proportionately to the preferred unit holders to the extent of their unreturned capital, and second to the rest of our members in accordance with the positive balance in their capital accounts, after giving effect to all contributions, distributions, and allocations for all periods.

  CONVERSION RIGHTS

     The common units do not have conversion rights.


  CERTAIN PROVISIONS OF OUR RESTATED BYLAWS



     On November 9, 2001, pursuant to its authority under our limited liability company agreement, our board of managers adopted certain amendments to our bylaws. These amendments were adopted to ensure that our members have adequate information available to them about the potential adverse tax consequences of any sale of their units and to limit the ability of any person to gain control of JCM Partners without the approval of our board of managers.



     Some of these amendments may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a unit holder might consider in his or her best interest.



     One group of amendments to our bylaws provides for certain restrictions on the transfer of our units. The transfer restrictions generally provide that:



     - except with respect to transfers of units made by a tax-exempt organization or by virtue of the laws of descent and distribution, any transfer of units will not be effective until the expiration of the thirty day period following our receipt of a fully completed and duly executed Application for Transfer; and



     - no transfer may be made to any individual or entity if such individual or entity would become the beneficial owner of ten percent or more of our outstanding units through such transfer (the "Ownership Limit").



     Any transfer in violation of this Ownership Limit shall be void ab initio, except that a holder whose beneficial ownership exceeds the Ownership Limit solely by reason of our own unit repurchases will not be deemed to have violated the Ownership Limit so long as the unit holder makes no acquisition of any additional units.



     If the Ownership Limit is judicially found to be invalid or unenforceable for any reason, any units transferred in excess of the Ownership Limit shall then be deemed to have been transferred to us or our designee in trust for the benefit of the disqualified holder and any beneficiary to whom an interest in the trust may be later transferred. In such circumstance, the disqualified holder shall be treated as the beneficial owner of the units and will have the right to receive allocations and distributions with respect to the units, but will not be accorded any voting rights with respect to the units. On any proposition upon which unit holders are entitled to vote, such units will then be voted by the trust in the same proportion as all other units are voted on the matter.



     Other amendments to our bylaws passed by the board of managers involve procedures relating to the removal of managers, the use of written consent by unit holders, requests for special meetings, and the presentation at unit holder meetings of unit holder nominations or proposals. The amendments generally provide:



     - any manager, other than the CEO-manager, may be removed only for cause with the consent of either a majority of managers holding office or a two-thirds majority of all units outstanding at an annual or special meeting;



     - unless the board of managers determines in its discretion that a proposal should be submitted to the unit holders by the board of managers for action by written consent, all actions of unit holders shall be taken at an annual or special meeting of unit holders, and unit holders shall not have the right to act by written consent;



     - any request for a special meeting of unit holders made by unit holders in accordance with the requirements outlined in our limited liability company agreement must be accompanied by the resolution to be presented to unit holders, a list of all unit holders and beneficial owners who were solicited to support the request for a special meeting, any correspondence or agreements with unit holders and any other material used in such solicitation, and any other information we request in order to determine whether such consents were properly obtained; and



     - in order for any unit holder nomination or proposal to be acted upon, the nominating or proposing unit holder must give advance written notice of such nomination or proposal, with such notice containing information regarding the nominating unit holder, nominee and/or proposal as set forth in our Restated Bylaws.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 18-1101(c) of the Delaware Limited Liability Company Act provides that to the extent that, at law or in equity, a member or manager or other person has duties (including fiduciary duties) and liabilities relating thereto to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement, (1) any such member or manager or other person acting under the limited liability company agreement shall not be liable to the limited liability company or to any such other person for the member's or manager's or other person's good faith reliance on the provisions of the limited liability company agreement and (2) the member's or manager's or other person's duties and liabilities may be expanded or restricted by provisions in the limited liability company agreement. Our limited liability company agreement provides that none of our managers or officers shall be liable to JCM Partners or any of the members for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct. Our limited liability company agreement also provides that all managers and officers of JCM Partners are entitled to indemnification for any loss, damage or claim due to any act or omission made by him or her, except in the case of fraudulent or knowingly illegal conduct. As permitted by Section 18-108 of the Delaware Limited Liability Company Act, our limited liability company agreement provides that we may, if the board of managers deems it appropriate in its sole discretion, enter into indemnification agreements with our managers and officers. The board of managers approved these agreements at its meeting on September 13, 2000. Accordingly, we have entered into indemnification agreements with each of the members of our board of managers, JCIV, LLC (pursuant to the terms of the management services agreement referenced above) and Computer Management Corporation.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                               JCM PARTNERS, LLC

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS:
Independent Auditors' Report................................   34
Consolidated Balance Sheets as of June 30, 2000 (inception), and December 31, 2000, and September 30, 2001
  (unaudited)...............................................   35
Consolidated Statements of Operations for the Period from
  June 30, 2000 (inception) to December 31, 2000, and for
  the Nine-Month Period Ended September 30, 2001
  (unaudited)...............................................   36
Consolidated Statements of Changes in Members' Equity for
  the Period from June 30, 2000 (inception) to December 31,
  2000, and for the Nine-Month Period Ended September 30,
  2001 (unaudited)..........................................   37
Consolidated Statements of Cash Flows for the Period from
  June 30, 2000 (inception) to December 31, 2000, and for
  the Nine-Month Period Ended September 30, 2001
  (unaudited)...............................................   38
Notes to Consolidated Financial Statements..................   39
FINANCIAL STATEMENT SCHEDULES:
     Schedule III -- Real Estate and Accumulated
      Depreciation..........................................   50
     Schedule IV -- Mortgage Loans on Real Estate...........   53

                          INDEPENDENT AUDITORS' REPORT

To the Board of Managers of JCM Partners, LLC:

     We have audited the accompanying consolidated balance sheets of JCM Partners, LLC and its subsidiaries (the "Company"), as of December 31, 2000 and June 30, 2000 (inception), and the related consolidated statements of operations, members' equity and cash flows for the period from June 30, 2000 (inception), to December 31, 2000. Our audits also included the consolidated financial statement schedules listed in the forgoing table of contents. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JCM Partners, LLC and its subsidiaries as of December 31, 2000 and June 30, 2000 (inception), and the results of their operations and their cash flows for the period June 30, 2000 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     As described in Note 10, the unaudited Selected Quarterly Financial Data for the quarters ended September 30, 2000 and December 31, 2000 has been restated.

/s/ DELOITTE & TOUCHE LLP

Sacramento, California
March 31, 2001

                               JCM PARTNERS, LLC

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                       JUNE 30,
                                                         2000       DECEMBER 31,   SEPTEMBER 30,
                                                     (INCEPTION)        2000           2001
                                                     ------------   ------------   -------------
                                                                                    (UNAUDITED)
Investments:
  Real estate, net.................................  $262,462,850   $259,565,095   $254,698,424
  Notes receivable.................................       367,095        367,095        367,095
                                                     ------------   ------------   ------------
                                                      262,829,945    259,932,190    255,065,519
Cash...............................................     7,605,872      7,161,072     12,426,116
Restricted cash....................................     1,562,880      1,781,627      3,216,461
Rents receivable...................................       113,446        151,753        239,517
Prepaid expenses...................................       120,672        301,202        103,142
Deferred costs, net................................     1,779,761      1,702,324      1,700,672
Other assets.......................................       226,768        124,417        429,083
                                                     ------------   ------------   ------------
TOTAL ASSETS.......................................  $274,239,344   $271,154,585   $273,180,510
                                                     ============   ============   ============

                    LIABILITIES, REDEEMABLE COMMON UNITS AND MEMBERS' EQUITY
LIABILITIES:
  Mortgages payable................................  $163,848,647   $163,153,082   $174,796,858
  Tenants' security deposits.......................     2,235,189      2,459,832      2,648,863
  Accounts payable and accrued expenses............     1,895,317      1,521,785      1,788,212
  Accrued interest.................................       791,041      1,138,833      1,093,933
  Unearned rental revenue..........................       249,470        256,791        120,849
  Accrued real estate taxes........................                      236,787        744,321
  Mandatory distributions payable to redeemable
     common unit holders...........................                                  19,741,174
                                                     ------------   ------------   ------------
     Total liabilities.............................   169,019,664    168,767,110    200,934,210
                                                     ------------   ------------   ------------
REDEEMABLE COMMON UNITS:
  Redeemable common units, $1 par value,
     125,000,000 authorized; 90,152,141 outstanding
     at September 30, 2001.........................                                  70,410,977
                                                                                   ------------
MEMBERS' EQUITY:
  Redeemable preferred units, $1 par value,
     25,000,000, authorized; 15,067,539 and
     12,067,539, respectively, outstanding at June
     30, 2000 and December 31, 2000................    15,067,539     12,067,539
  Common units, $1 par value, 125,000,000
     authorized; 90,152,141 outstanding at June 30,
     2000 and December 31, 2000....................    90,152,141     90,152,141
  Retained earnings................................                      167,795      1,835,323
                                                     ------------   ------------   ------------
     Total members' equity.........................   105,219,680    102,387,475      1,835,323
                                                     ------------   ------------   ------------
TOTAL LIABILITIES, REDEEMABLE COMMON UNITS AND
  MEMBERS' EQUITY..................................  $274,239,344   $271,154,585   $273,180,510
                                                     ============   ============   ============

                See notes to consolidated financial statements.

                               JCM PARTNERS, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FROM JUNE 30     NINE MONTHS
                                                              (INCEPTION) TO       ENDED
                                                               DECEMBER 31,    SEPTEMBER 30,
                                                                   2000            2001
                                                              --------------   -------------
                                                                                (UNAUDITED)
REVENUES:
  Rental....................................................   $ 23,397,831     $37,097,404
  Interest and other........................................        183,686         279,689
                                                               ------------     -----------
     Total revenues.........................................     23,581,517      37,377,093
                                                               ------------     -----------
OPERATING EXPENSES:
  Interest expense..........................................      6,827,294       9,930,792
  Operating and maintenance.................................      6,378,529      10,300,448
  Depreciation and amortization.............................      4,072,488       6,272,993
  General and administrative................................      2,379,563       2,955,086
  Real estate taxes and insurance...........................      1,914,166       2,323,629
  Utilities.................................................      1,841,682       3,052,145
                                                               ------------     -----------
     Total expenses.........................................     23,413,722      34,835,093
                                                               ------------     -----------
INCOME BEFORE EXTRAORDINARY ITEM............................        167,795       2,542,000
EXTRAORDINARY ITEM -- early extinguishment of debt..........                       (581,000)
                                                               ------------     -----------
NET INCOME..................................................   $    167,795     $ 1,961,000
                                                               ============     ===========
EARNINGS PER UNIT BEFORE EXTRAORDINARY ITEM --
  Basic and diluted.........................................   $       0.00     $      0.03
EXTRAORDINARY ITEM PER UNIT -- Basic and diluted............                          (0.01)
                                                               ------------     -----------
EARNINGS PER UNIT -- Basic and diluted......................   $       0.00     $      0.02
                                                               ============     ===========
WEIGHTED AVERAGE UNITS -- Basic and diluted.................    104,960,231      96,551,598
                                                               ============     ===========

                See notes to consolidated financial statements.

                               JCM PARTNERS, LLC

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                                       PREFERRED UNITS                COMMON UNITS
                                  --------------------------   --------------------------    RETAINED
                                     UNITS         AMOUNT         UNITS         AMOUNT       EARNINGS       TOTAL
                                  -----------   ------------   -----------   ------------   ----------   ------------
ISSUANCE OF SHARES ON JUNE 30,
  2000 (INCEPTION)..............   15,067,539   $ 15,067,539    90,152,151   $ 90,152,151                $105,219,690
  Redemption of preferred
     units......................   (3,000,000)    (3,000,000)                                              (3,000,000)
  Net income....................                                                            $  167,795        167,795
                                  -----------   ------------   -----------   ------------   ----------   ------------
BALANCE OF MEMBERS' EQUITY,
  DECEMBER 31, 2000.............   12,067,539     12,067,539    90,152,151     90,152,151      167,795    102,387,485
  Redemption of preferred units
     (unaudited)................  (12,067,539)   (12,067,539)                                             (12,067,539)
  Distribution (unaudited)......                                                              (293,472)      (293,472)
  Reclassification of common
     units to redeemable common
     units (unaudited)..........                               (90,152,151)   (90,152,151)                (90,152,151)
  Net income (unaudited)........                                                             1,961,000      1,961,000
                                  -----------   ------------   -----------   ------------   ----------   ------------
BALANCE OF MEMBERS' EQUITY,
  SEPTEMBER 30, 2001
  (unaudited)...................           --   $         --            --   $         --   $1,835,323   $  1,835,323
                                  ===========   ============   ===========   ============   ==========   ============

                See notes to consolidated financial statements.

                               JCM PARTNERS, LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FROM JUNE 30,      NINE MONTHS
                                                              2000 (INCEPTION)       ENDED
                                                              TO DECEMBER 31,    SEPTEMBER 30,
                                                                    2000             2001
                                                              ----------------   -------------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $   167,795      $  1,961,000
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      4,072,488         6,272,993
     Extraordinary item -- early extinguishment of debt.....                          581,000
     Gain on disposal of assets.............................                           (1,733)
     Effect of changes in:
       Restricted cash......................................       (218,747)       (1,434,834)
       Rent receivables.....................................        (38,307)          (87,764)
       Prepaid expenses.....................................       (180,530)          198,060
       Other assets.........................................         96,085          (325,408)
       Deferred costs.......................................         (8,178)         (774,118)
       Accounts payable and accrued expenses................       (373,532)          266,427
       Accrued interest.....................................        347,792           (44,890)
       Accrued real estate taxes............................        236,787           507,534
       Unearned rental revenue..............................          7,321          (135,942)
       Tenants' security deposits...........................        224,643           189,031
                                                                -----------      ------------
          Net cash provided by operating activities.........      4,333,617         7,171,356
                                                                -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures on real estate investments...........     (1,043,437)       (1,421,493)
  Proceeds from disposal of assets..........................                          232,416
                                                                -----------      ------------
          Net cash used in investing activities.............     (1,043,437)       (1,189,077)
                                                                -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Redemption of preferred units.............................     (3,000,000)      (12,067,539)
  Net proceeds from refinance of mortgages..................                       12,881,468
  Payments on mortgage notes................................       (695,565)       (1,237,692)
  Proceeds from issuance of debt............................                        1,250,000
  Repayment of notes payable to related parties.............                       (1,250,000)
  Distribution to members...................................                         (293,472)
  Deferred financing costs..................................        (39,415)                0
                                                                -----------      ------------
          Net cash used in financing activities.............     (3,734,980)         (717,235)
                                                                -----------      ------------
NET INCREASE (DECREASE) IN CASH.............................       (444,800)        5,265,044
CASH, beginning of period...................................      7,605,872         7,161,072
                                                                -----------      ------------
CASH, end of period.........................................    $ 7,161,072      $ 12,426,116
                                                                ===========      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash paid during the period for interest..................    $ 6,479,502      $  9,975,693
                                                                ===========      ============

                See notes to consolidated financial statements.

                               JCM PARTNERS, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 30, 2000 (INCEPTION) TO DECEMBER 31, 2000
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
 (INFORMATION AT SEPTEMBER 30, 2001 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                               2001 IS UNAUDITED)

1.  FORMATION AND DESCRIPTION OF BUSINESS

     JCM Partners, LLC (the "Company"), a Delaware limited liability company, was organized on May 15, 2000. The Company is the reorganized entity which emerged from the bankruptcy proceedings in the United States Bankruptcy Court for the Eastern District of California of IRM Corporation et al. ("the IRM entities"), Case Number 98-32231-A-11. Pursuant to a plan of reorganization confirmed on June 5, 2000 (the "Plan"), all assets of the IRM entities were vested in the Company. The Company commenced operations on June 30, 2000 pursuant to the confirmation order and the plan of reorganization.

     The Company owns, operates and manages forty-six apartment complexes and eight commercial income properties. The Company also owns two parcels of land which are available for development. All of the properties are located in northern California. The Company holds its real estate assets through 55 wholly-owned subsidiaries, all but one of which is a single-asset limited liability company.

     The IRM entities consisted of a group of 113 limited partnerships, two general partnerships and one limited liability company, all of which were controlled by IRM Corporation. Approximately half of the IRM entities were "equity partnerships" formed between 1981 and 1997 to hold real property. Generally, for each equity partnership there was a "loan partnership" that made loans to the equity partnership, secured by a second deed of trust against the equity partnership's real property. In addition, IRM formed three entities (collectively referred to as the "Gamma partnerships") to raise money from investors in exchange for interest-bearing notes.

     In October of 1997, the IRM entities defaulted on the debt service payments to many of the lenders that held the first deeds of trust on the real property assets. After a failed effort at developing a consensual workout plan between the IRM entities and their creditors, investors filed for the appointment of a receiver through an action in the Contra Costa Superior Court. This receivership action was one of the precipitating causes of the Chapter 11 bankruptcy filings of the IRM entities in August and November 1998. The bankruptcy court ordered that the bankruptcy cases be jointly administered (with the exception of two Gamma entities), with the effect that the plan of reorganization disposes of all jointly administered assets and liabilities.

     Pursuant to the plan of reorganization, the assets owned by the equity partnerships were transferred to the Company in exchange for an ownership interest in the Company. The partners in the loan and Gamma partnerships, as well as investors who had made loans to the Gamma partnerships, also received an ownership interest in the Company in satisfaction of their interests.

     Restructured mortgages payable in the amount of $163,848,647 at June 30, 2000 are due between July 1, 2007 and September 10, 2027. Redeemable preferred units in the amount of $15,067,539 at June 30, 2000 are subject to liquidation and redemption at the sole option of the Company. Common units in the amount of $90,152,151 at June 30, 2000 have rights to mandatory distributions and redemption options subject to all preferred units being redeemed. See Note 6 for rights and privileges of the common and preferred units.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Fresh Start Accounting -- In accounting for the effects of the reorganization, the Company implemented fresh start accounting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code". Accordingly, all of the Company's assets and liabilities were restated to reflect their reorganization value, which approximated fair value at the date of the reorganization, June 30, 2000.

                               JCM PARTNERS, LLC

     Basis of Consolidation -- The financial statements include the accounts of the Company and its subsidiaries on a consolidated basis. All significant intercompany balances have been eliminated in consolidation.

     Restricted Cash consists of lender impound accounts (see Note 5).

     Real Estate Investments consist principally of rental properties which are carried at reorganization value less accumulated depreciation, which is calculated using the straight-line method. The estimated useful lives for the properties range from 20 to 40 years for buildings and from 5 to 15 years for improvements.

     The estimated fair value of the properties as of the date of reorganization was determined based on appraisal reports prepared by independent M.A.I. ("Member of the Appraisal Institute") appraisers. Determination of estimated fair values involves subjective judgment because the actual fair value of the real estate can be determined only by negotiation between the parties in a sales transaction.

     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the expected undiscounted cash flows expected to be generated by those assets are less than the related carrying amounts. If a rental property is determined to be impaired, the impairment would be measured based upon the excess of the asset's carrying value over the fair value. The Company reports assets to be disposed of at the lower of carrying amount or fair value less cost to sell. No impairment losses have been reflected in the accompanying statements of operations.

     Expenditures for ordinary maintenance and repairs are expensed as incurred. Significant renovations and improvements that enhance and/or extend the useful life of a property are capitalized and depreciated over its estimated useful life.

     Deferred Costs include financing costs which are amortized over the term of the related debt using the straight-line method and leasing commissions which are amortized over the term of the related leases using the straight-line method.

     Rents Receivable are carried net of any allowance for uncollectible amounts.

     Earnings Per Unit is computed by dividing net income available to unit holders by the weighted average units outstanding for the period. No options or other dilutive contracts have been authorized, and accordingly, basic earnings per unit is the same as diluted earnings per unit.

     Rental Income Recognition -- Apartment communities are generally leased under operating leases with terms of six months. Rental income on apartment and commercial properties is recognized on the straight-line method over the term of the related lease. Recoveries from commercial tenants for taxes, insurance and other operating expenses are recognized as revenues in the period the applicable costs are incurred.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes -- Federal and state income taxes are the responsibility of the members. Accordingly, no provision for federal and state income taxes is included in the Company's financial statements.

     Segment Reporting -- The Company has three reportable segments: residential real estate, commercial real estate and corporate. Residential real estate includes the Company's 46 apartment communities. Commercial real estate includes the Company's eight commercial properties and land held for development.

     Derivative Instruments and Hedging Activities -- Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for the Company

                               JCM PARTNERS, LLC
beginning January 1, 2001. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments. The new rules did not have a significant impact on the Company's financial position or results of operations.


     Interim Financial Information (Unaudited) -- The accompanying unaudited consolidated balance sheet as of September 30, 2001 and the related unaudited consolidated statements of operations, changes in members' equity, and cash flows for the nine month period ended September 30, 2001 include all adjustments, consisting of normal recurring accruals, which in the opinion of management are necessary for the fair presentation of the financial position, results of operations and cash flows. The results of operations for the interim period are not necessarily indicative of the results of operations of a full year.


3.  INVESTMENTS

     Real estate investments are comprised of the following:

                                                             JUNE 30,     DECEMBER 31,
                                                               2000           2000
                                                           ------------   ------------
Apartment communities....................................  $234,260,000   $235,260,318
Commercial properties....................................    28,202,850     28,245,969
                                                           ------------   ------------
                                                            262,462,850    263,506,287
Less: accumulated depreciation...........................                   (3,941,192)
                                                           ------------   ------------
                                                           $262,462,850   $259,565,095
                                                           ============   ============


     The Company holds a note receivable bearing interest at an annual rate of 10.5% secured by a first deed of trust on two parcels of land. The original note was dated December 19, 1994 in the amount of $1.3 million. The outstanding principal balance was $367,095 and interest and related rent receivable due under the terms of the note totaled $83,405 at June 30, 2000, December 31, 2000, and September 30, 2001 (unaudited). No interest was accrued for the period from June 30, 2000 to December 31, 2000 or for the nine months ended September 30, 2001 (unaudited). In the opinion of management, no impairment exists on the note receivable because the estimated fair value of the underlying property is in excess of the total outstanding principal and interest amounts due to the Company.


4.  TENANT OPERATING LEASES

     Minimum future rental revenues to be received on noncancellable tenant operating leases in effect at December 31, 2000 are as follows:

2001........................................................  $ 2,830,461
2002........................................................    2,482,754
2003........................................................    1,844,758
2004........................................................    1,353,214
2005........................................................      816,011
Thereafter..................................................      838,571
                                                              -----------
                                                              $10,165,769
                                                              ===========

5.  MORTGAGES PAYABLE

     The Company's mortgages payable generally require monthly interest and principal payments. The obligations include fourteen fixed rate loans and thirty-nine variable rate loans which are secured by deeds of trust on the Company's real estate investments. Restricted cash represents amounts in lender impound

                               JCM PARTNERS, LLC
accounts for insurance, property taxes, reserves for property improvements and a bond account which are required under the terms of certain of the mortgage loans. A summary of the Company's mortgages payable outstanding is as follows:

                                                             JUNE 30,
                                                               2000       DECEMBER 31,
                                                           (INCEPTION)        2000
                                                           ------------   ------------
Mortgage loans with fixed rates ranging from 7.75% to
  8.02% maturing in July 2007............................  $  2,222,415   $  2,213,160
Mortgage loans with fixed rates ranging from 8.27% to
  8.69% that increase to between 8.77% and 9.19% at
  stated dates between February and May 2004 which mature
  between January and June 2007..........................    54,215,735     53,997,009
Mortgage loans with variable rates ranging from 5.8% to
  11.2% which mature between March 2007 and September
  2026...................................................   107,410,497    106,942,913
                                                           ------------   ------------
                                                           $163,848,647   $163,153,082
                                                           ============   ============

     Aggregate maturities of mortgage loans payable subsequent to December 31, 2000 are as follows:

2001........................................................  $  1,600,850
2002........................................................     1,746,931
2003........................................................     1,864,813
2004........................................................     2,055,023
2005........................................................     2,229,139
Thereafter..................................................   153,656,326
                                                              ------------
                                                              $163,153,082
                                                              ============

     In June 2001, the Company completed the refinancing of four mortgage loans. The balance of the mortgage loans retired was $15,753,000, and the Company received proceeds, including funds held by the lender for required repairs, from the issuance of the new mortgage loans of $7,426,000. Three of the new mortgages mature September 2011 and have a fixed interest rate of 7.13%. The fourth new mortgage matures in July 2031 and has a fixed interest rate of 7.375% for the first three years, after which time the interest rate will be 2.60% plus the one year Constant Maturity Treasury Rate. The three fixed rate mortgage loans are assumable (unaudited).

     In July 2001, the Company completed the refinancing of three mortgage loans with fixed interest rates ranging from 6.70% to 7.08%. These new mortgages mature in August 2011 and are assumable. Proceeds, including funds held by the lender for required repairs, from the refinancing of these mortgage loans were $1,760,000 (unaudited).

     In August 2001, the Company completed the refinancing of two mortgage loans. The Company received proceeds, including funds held by the lender for required repairs, from the issuance of the new mortgage loans of $3,504,000. These new mortgages mature in September 2031 and have fixed interest rates ranging from 7.00% to 7.25% for the first five years, after which time the interest rates will range from 2.40% to 2.55% plus the twelve-month average of U.S. Treasury Bill interest rates with caps ranging from 12.72% to 12.87% for the remaining life of the loans (unaudited).

     In September 2001, the Company completed the refinancing of one mortgage loan. The Company received proceeds, including funds held by the lender for required repairs, from the issuance of the new mortgage loan of $192,000. The new mortgage matures in October 2031 and has a fixed interest rate of 7.30%

                               JCM PARTNERS, LLC
for the first three years, after which time interest will be at 2.50% plus the twelve-month average of U.S. Treasury Bill interest rates, capping off at 11.30% for the remaining life of the loan (unaudited).

     In October 2001, the Company completed the refinancing of two mortgage loans. The Company received proceeds, including funds held by the lender for required repairs, from the issuance of the new mortgage loans of $5,437,000. These new mortgages mature in November 2011, have fixed interest rates ranging from 6.62% to 6.59% and are assumable (unaudited).

     In connection with the early repayment of ten mortgage loans which the Company refinanced in the period from June 2001 to September 2001, the Company recorded an extraordinary loss of $581,000 in its statement of operations for the nine months ended September 30, 2001. The loss resulted primarily from the write-off of debt issuance costs associated with the retired mortgage loans.

6.  MEMBERS' EQUITY

  PREFERRED UNITS

     The Company is authorized to issue 25,000,000 preferred units. The rights and privileges of the preferred units are as follows:

     The preferred units are subject to liquidation and redemption at the sole option of the Company. However, if the Company fails or elects not to completely redeem and liquidate all of the preferred units on or before June 30, 2001, the preferred units then outstanding shall have the following additional rights, preferences and privileges effective on June 30, 2001 and continuing until all preferred units are redeemed:

     - The Company may not declare or make any distribution to any common unit holder;

     - The Company must make quarterly mandatory payments to the preferred unit holders at ten percent (10%) per annum beginning for the quarter ended September 30, 2001;

     - The preferred units will continue to participate in profits, losses, distributions, and other allocations; and

     - The preferred unit holders, as a class, will have the immediate right to nominate and elect two of the managers on the board of managers while continuing to have the right to participate in the election of the remaining members of the board of managers on the same basis as common unit holders.

     Upon the Company's dissolution, liquidation or winding-up, after satisfaction of all liabilities, the balance, if any, of the Company's assets must be distributed first proportionately to the preferred unit holders to the extent of their unreturned capital, and second to the rest of the members in accordance with the positive balance in their capital accounts, after giving effect to all contributions, distributions, and allocations for all periods.

     A pro rata redemption in the amount of $3,000,000 was made in December 2000 to redeem 3,000,000 preferred units. In March 2001, a pro rata redemption in the amount of $3,013,507 was made to redeem 3,013,507 preferred units (unaudited). In June 2001, a pro rata redemption in the amount of $9,054,032 was made to redeem the remaining outstanding 9,054,032 preferred units (unaudited).

  DISTRIBUTIONS TO MEMBERS

     If the Board of Managers declares a distribution of cash from operations, then the members as of the record date are entitled to receive all such distributions which the Board has declared, with each member entitled to receive a pro-rata portion of such available distributions.

     If the Board of Managers declares a distribution of cash from sales of real estate investments, then the members as of the record date are entitled to receive all such distributions which the Board of Managers has

                               JCM PARTNERS, LLC
declared, with each unit holder entitled to receive a pro rata portion of such available distributions. Notwithstanding the foregoing, no cash from sales may be distributed to holders of common units until such time as the Company has redeemed and completely liquidated all of the preferred units.


     On January 17, 2001, the Board of Managers approved a distribution of cash from operations in the aggregate amount of up to $300,000 payable to common and preferred unit holders of record as of December 31, 2000. This distribution, in the amount of $260,071, was paid on February 28, 2001. In addition, the Company paid to the California Franchise Tax Board $33,401 on behalf of its unit holders during the nine months ended September 30, 2001 (unaudited).


  VOTING

     Holders of units are entitled to one vote per outstanding unit. Members have voting rights with respect to a particular matter, only after such matter has been approved by the Board of Managers, except with regard to the removal of a manager, the amendment of the limited liability company agreement, and any matter presented at a special meeting of members called upon the written request of holders of at least ten percent (10%) of the outstanding units. Except in connection with certain issues specified in the Company's limited liability company agreement, common units and preferred units shall consent together as one class.

  MANDATORY DISTRIBUTIONS TO COMMON UNIT HOLDERS

     On or before June 30, 2002, the Company is required to make a pro rata distribution to common unit holders in an amount not less than the lesser of (i) $10,000,000 or (ii) the "mandatory distribution amount" which is defined as the amount equal to the excess, if any, of (a) the sum of $20,000,000 and the excess, if any, of $15,000,000 over the aggregate initial capital account balances of preferred unit holders on June 30, 2000, over (b) the total aggregate distributions to all common unit holders from cash provided from operations or cash from sale of properties on or before June 30, 2002, with the remaining amount of the "mandatory distribution amount", if any, to be distributed pro rata to the common unit holders on or before June 30, 2003. If the Company fails, for any reason, to distribute cash to common unit holders as provided above, the Company must liquidate properties as quickly as is commercially reasonable so that the Company will have sufficient liquidity to make the distributions to common unit holders. Notwithstanding the foregoing, no distribution may be made to any common unit holder pursuant to this paragraph until all preferred units have been redeemed and completely liquidated.

  REDEMPTION RIGHTS OF COMMON UNIT HOLDERS


     Subject to all preferred units being redeemed, each common unit holder owning common units as of June 30, 2005 will have the right to require the Company to redeem some or all of such member's common units on June 30, 2007. The redemption price for each common unit will be calculated by dividing the fair market value of the Company's net assets as of June 30, 2005 by the total number of common units outstanding, subject to adjustment as set forth in the Company's operating agreement. If a sufficient number of common unit holders exercise their right to have their units redeemed, the continued operation of the Company beyond June 30, 2007 may not be reasonably feasible. Accordingly, the Company's operating agreement requires the Board of Managers to meet no later than June 30, 2006 to determine whether the Company should continue operations beyond June 30, 2007. If the Board of Managers determines in its sole discretion that the Company's operations should not continue beyond June 30, 2007, then the Company must inform all owners of common units of this decision within 30 days after June 30, 2006 and the following will occur:


     - the common unit holders' right to be redeemed as described above on June 30, 2007 will become null and void;

                               JCM PARTNERS, LLC

     - all of the Company's properties will be sold as soon as practicable, but in no event later than June 30, 2007; and

     - all owners of common units will receive the liquidation distributions to which they are entitled under the Company's operating agreement.


     Because the Company's Limited Liability Company Agreement prohibited it from redeeming the common units until all preferred units were redeemed, the Company reported the common units as members' equity in its balance sheets as of June 30, 2000 and December 31, 2000. Upon the final redemption of the outstanding preferred units in June 2001, the Company reclassified common units from members' equity to redeemable common units on its balance sheet. Further, the Company recorded a liability for the mandatory distribution to common unit holders in the amount of $19,741,174 against the balance of redeemable common units (unaudited).



     Because it is uncertain whether the common units will be redeemed, the redeemable common units have not been adjusted for any changes in the redemption value of the units. Such an adjustment will be recorded if and when redemption is probable (unaudited).



  CASH TENDER OFFER



     On August 28, 2001, the Company's Board of Managers unanimously approved the terms of a cash tender offer of our common units. The offer was for up to $15,000,000, with discretion to increase the offer by up to an additional 15%, or $2,250,000, for a purchase price of $0.75 per unit. The offer was intended to provide the Company's common unit holders the opportunity to redeem their units in a manner similar to that which was available pursuant to the plan of reorganization. As a reporting company, the Company must comply with certain securities laws and regulations which restrict its flexibility in taking various actions, such as repurchasing units from its members. As a result of these restrictions, the Company decided not to proceed with the tender offer described above (unaudited).



7.  RELATED PARTY TRANSACTIONS


     In the normal course of business, the Company enters into transactions with related parties. Management of the Company believes the terms of such transactions are substantially the same as the terms that would be obtained in comparable transactions with unaffiliated persons. During the period from June 30, 2000 to December 31, 2000, the Company paid approximately $188,000 for landscaping services to a company that is owned by a relative of the chief operating officer of the Company.

     IRM Corporation had an employee profit sharing plan prior to the bankruptcy proceedings and reorganization. The plan was abandoned by its sponsors due to the bankruptcy and its records have been turned over to the Department of Labor for administrative action under the Orphaned Plan Program (unaudited). Approximately 1.3 million common units were allocated to the plan for the participants subsequent to the bankruptcy proceedings and reorganization. The Company has no obligation to the beneficiaries of the plan.

     The Company entered into a management services agreement, dated as of July 1, 2000, with JCIV, LLC, a California limited liability company of which the Company's then CEO/President is the sole member. Pursuant to the terms of the management services agreement, the Company agreed to retain JCIV, LLC through April 30, 2001 for a fee of $41,666 per month. On March 15, 2001, the Company entered into a Transition Services Agreement and Amendment to Management Services Agreement with JCIV, LLC. Pursuant to this agreement, the termination date of the management services agreement was accelerated from April 30, 2001 to March 15, 2001 and the Company agreed to engage the former CEO/President as an independent consultant to provide transition management services for the period of March 19, 2001 through March 30, 2001 with compensation totaling $62,499.

                               JCM PARTNERS, LLC

     On April 11, 2001, the Company retained Computer Management Corporation to provide management services to the Company, retroactive to March 8, 2001. The Company's Chairman of the Board and his wife, who is the CEO/President of the Company, own Computer Management Corporation. Pursuant to the terms of the agreement, the Company agreed to retain Computer Management Corporation through April 30, 2002 for a fee of $25,000 per month (unaudited).

     In connection with the redemption of preferred units in June 2001, four of the members of the Company's Board of Managers extended loans to the Company totaling $1,250,000 with interest at 8%. The Company repaid these promissory notes in full in July 2001 out of the proceeds of the refinancing of certain mortgage loans (unaudited, see Note 5).

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amounts of its mortgages payable approximate their fair value because interest rates and yields for these instruments are consistent with rates currently available to the Company.

                               JCM PARTNERS, LLC

9.  SEGMENT DATA


     The Company defines each of its real estate investments as an individual operating segment. Based on the criteria for aggregation of segments with similar economic characteristics, the Company has two reportable segments: apartment communities and commercial properties. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Property administration and corporate overhead expenses, along with interest, other income, capital expenditures, and assets have been allocated on a relative revenue basis to each segment. Segment data is as follows:



                                                       APARTMENT     COMMERCIAL
                                                      COMMUNITIES    PROPERTIES       TOTAL
                                                      ------------   -----------   ------------
From June 30, 2000 to December 31, 2000
Rental revenue......................................  $ 21,478,479   $ 1,919,352   $ 23,397,831
Interest revenue....................................       168,618        15,068        183,686
Interest expense....................................     6,163,730       663,564      6,827,294
Depreciation and amortization.......................     3,713,762       358,726      4,072,488
Net operating income................................     9,766,125     1,117,766     10,883,891
Net income (loss)...................................        57,251       110,544        167,795
Capital expenditures................................     1,012,111        44,173      1,056,284
As of December 31, 2000
Total assets........................................  $241,343,791   $29,810,794   $271,154,585
Nine Months Ended September 30, 2001(unaudited)
Rental revenue......................................  $ 34,162,960   $ 2,934,444   $ 37,097,404
Interest revenue....................................       235,644        20,241
Interest expense....................................     8,996,622       934,170      9,930,792
Depreciation and amortization.......................     5,771,296       501,697      6,272,993
Net operating income................................    16,783,558     1,706,341     18,489,900
Extraordinary item..................................       581,000                      581,000
Net income (loss)...................................     1,670,285       290,715      1,961,000
Capital expenditures................................     1,408,866       120,463      1,529,329
As of September 30, 2001 (unaudited)
Total assets........................................  $243,676,245   $29,504,265   $273,180,510

                               JCM PARTNERS, LLC

10.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Subsequent to the issuance of its financial statements for the period from June 30, 2000 (inception) to December 31, 2000, the Company determined that certain operating expenses were not reported correctly in the respective quarters in the period. As a result, the results of operations data for the quarters ended September 30, 2000 and December 31, 2000 have been restated from amounts previously reported as follows:

                                              AS PREVIOUSLY REPORTED              AS RESTATED
                                           ----------------------------   ----------------------------
                                           SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
QUARTERS ENDED                                 2000            2000           2000            2000
--------------                             -------------   ------------   -------------   ------------
Rental revenue...........................   $11,610,441    $11,787,390     $11,610,441    $11,787,390
Operating and maintenance expenses.......     2,814,109      3,564,420       2,964,121      3,414,408
Depreciation and amortization expenses...     1,345,214      2,727,274       2,023,899      2,048,589
General and administrative expenses......       868,090      1,511,473       1,093,407      1,286,156
Real estate taxes and insurance
  expenses...............................       810,104      1,104,062         960,170        953,996
Utility expense..........................       806,277      1,035,405         930,099        911,583
Net income (loss)........................     1,660,919     (1,493,124)        333,017       (165,222)
Net income (loss) per unit...............         0.016         (0.014)           0.00          (0.00)


     Results of operations data for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 are as follows:



                                                 MARCH 31,     JUNE 30,     SEPTEMBER 30,
QUARTERS ENDED                                     2001          2001           2001
--------------                                  -----------   -----------   -------------
Rental revenue................................  $12,000,788   $12,483,319    $12,613,297
Net income....................................  $   779,478   $ 1,159,357    $    22,165
Net income per unit...........................  $      0.01   $      0.01    $      0.00

                                JCM PARTNERS LLC

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION

                                                                                                       GROSS AMOUNT AT WHICH
                                             INITIAL COSTS                            COST OF       CARRIED AT CLOSE OF PERIOD
                                      ---------------------------      TOTAL        IMPROVEMENTS    ---------------------------
                                        LAND AND      BUILDINGS       INITIAL       CAPITALIZED       LAND AND      BUILDINGS
                                          LAND           AND        ACQUISITION      SUBSEQUENT         LAND           AND
                       ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS       COST       TO ACQUISITION   IMPROVEMENTS   IMPROVEMENTS
                       ------------   ------------   ------------   ------------   --------------   ------------   ------------
Apartments:
 Sacramento Region
 Antelope Woods......  $ 3,319,806    $   900,886    $ 4,719,114    $  5,620,000     $   15,755     $   900,886    $ 4,734,869
 Rose Glen...........    1,474,643        777,260      1,422,740       2,200,000         27,886         777,260      1,450,626
 Carmichael Gardens..    2,063,410        590,408      3,049,592       3,640,000         13,325         590,408      3,062,917
 Country Glen........    2,616,178        481,041      3,388,959       3,870,000          5,976         481,041      3,394,935
 Fair Oaks Meadows...    2,845,371      1,267,530      3,742,470       5,010,000          8,598       1,267,530      3,751,068
 Foxworth............    2,062,992        676,550      2,823,450       3,500,000          5,540         676,550      2,828,990
 Glenbrook...........    6,080,083      1,784,510      7,315,490       9,100,000         18,783       1,784,510      7,334,273
 Hidden Creek........    2,334,571        506,463      3,703,537       4,210,000         28,074         506,463      3,731,611
 La Riviera..........    6,095,995      1,619,968      7,340,032       8,960,000         18,839       1,619,968      7,358,871
 La Riviera
   Commons...........    4,674,807      1,706,184      4,773,816       6,480,000         64,159       1,706,184      4,837,975
 Lincoln Place.......    5,719,601      1,486,140      7,813,860       9,300,000         26,546       1,486,140      7,840,406
 Meadow Gardens I....    3,835,263      1,137,394      4,432,606       5,570,000          5,650       1,137,394      4,438,256
 Meadow Gardens II...    1,738,224        762,696      2,447,304       3,210,000          9,667         762,696      2,456,971
 Morningside Creek...    2,506,506        891,588      2,998,412       3,890,000         30,230         891,588      3,028,642
 North Country
   Vista.............    5,182,152      1,862,010      5,787,990       7,650,000         32,394       1,862,010      5,820,384
 Orangewood East.....    2,763,389        494,856      2,985,144       3,480,000         17,370         494,856      3,002,514
 Orangewood West.....    3,409,118        582,084      3,787,916       4,370,000         19,646         582,084      3,807,562
 Riverside Commons...    1,575,835        520,380      2,429,620       2,950,000         15,423         520,380      2,445,043
 Sterling Pointe I...    2,932,764        969,617      3,900,383       4,870,000         90,442         969,617      3,990,825
 Sterling Pointe
 II..................    2,843,260        983,496      4,176,504       5,160,000         35,057         983,496      4,211,561
 Sunrise Commons.....    5,444,967      1,906,170      6,793,830       8,700,000         21,679       1,906,170      6,815,509
 Stockton Region
 Inglewood Oaks......    1,504,893        477,086      1,782,914       2,260,000          4,233         477,086      1,787,147
 La Espana...........      364,251         91,616        468,384         560,000             --          91,616        468,384
 Mariners Cove.......    2,649,663        633,360      3,266,640       3,900,000         24,943         633,360      3,291,583
 Oakwood.............    8,832,682      3,829,617      7,660,383      11,490,000         54,240       3,829,617      7,714,623
 Modesto/Turlock
   Region
 Greenbriar..........    2,209,558        924,792      2,485,208       3,410,000         31,894         924,792      2,517,102
 Meadow Lakes........    5,340,404      1,357,884      6,262,116       7,620,000         17,180       1,357,884      6,279,296

                                                                                  REMAINING
                                                                                 DEPRECIABLE
                                                                                   LIFE OF
                                                                                   BUILDING
                         CARRYING     ACCUMULATED      DATE OF         DATE       COMPONENT
                          VALUE       DEPRECIATION   CONSTRUCTION    ACQUIRED    AT 6/30/2000
                       ------------   ------------   ------------   ----------   ------------
Apartments:
 Sacramento Region
 Antelope Woods......  $  5,635,755    $   70,372        1986       06/30/2000       35
 Rose Glen...........     2,227,886        36,124        1973       06/30/2000       20
 Carmichael Gardens..     3,653,325        61,658        1977       06/30/2000       25
 Country Glen........     3,875,976        44,964        1991       06/30/2000       40
 Fair Oaks Meadows...     5,018,598        47,211        1987       06/30/2000       40
 Foxworth............     3,505,540        35,570        1986       06/30/2000       40
 Glenbrook...........     9,118,783       183,826        1972       06/30/2000       20
 Hidden Creek........     4,238,074        75,136        1978       06/30/2000       25
 La Riviera..........     8,978,839       184,140        1971       06/30/2000       20
 La Riviera
   Commons...........     6,544,159        96,332        1976       06/30/2000       25
 Lincoln Place.......     9,326,546       196,468        1973       06/30/2000       20
 Meadow Gardens I....     5,575,650        88,935        1975       06/30/2000       25
 Meadow Gardens II...     3,219,667        49,429        1975       06/30/2000       25
 Morningside Creek...     3,920,230        43,198        1990       06/30/2000       40
 North Country
   Vista.............     7,682,394        74,846        1986       06/30/2000       40
 Orangewood East.....     3,497,370        75,578        1974       06/30/2000       20
 Orangewood West.....     4,389,646        95,692        1974       06/30/2000       20
 Riverside Commons...     2,965,423        61,512        1968       06/30/2000       20
 Sterling Pointe I...     4,960,442        99,205        1972       06/30/2000       20
 Sterling Pointe
 II..................     5,195,057       106,166        1972       06/30/2000       20
 Sunrise Commons.....     8,721,679       114,315        1984       06/30/2000       30
 Stockton Region
 Inglewood Oaks......     2,264,233        46,293        1970       06/30/2000       20
 La Espana...........       560,000        11,924        1966       06/30/2000       20
 Mariners Cove.......     3,924,943        56,687        1984       06/30/2000       30
 Oakwood.............    11,544,240       201,319        1971       06/30/2000       20
 Modesto/Turlock
   Region
 Greenbriar..........     3,441,894        64,101        1971       06/30/2000       20
 Meadow Lakes........     7,637,180        93,518        1985       06/30/2000       35

                                                       JCM PARTNERS LLC
                            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION -- (CONTINUED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                       GROSS AMOUNT AT WHICH
                                             INITIAL COSTS                            COST OF       CARRIED AT CLOSE OF PERIOD
                                      ---------------------------      TOTAL        IMPROVEMENTS    ---------------------------
                                        LAND AND      BUILDINGS       INITIAL       CAPITALIZED       LAND AND      BUILDINGS
                                          LAND           AND        ACQUISITION      SUBSEQUENT         LAND           AND
                       ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS       COST       TO ACQUISITION   IMPROVEMENTS   IMPROVEMENTS
                       ------------   ------------   ------------   ------------   --------------   ------------   ------------
 Northwood Place.....    1,448,772        677,588      1,762,412       2,440,000          7,524         677,588      1,769,936
 Park Lakewood.......    2,849,238        930,248      3,909,752       4,840,000         60,181         930,248      3,969,933
 Villa Verde North...    1,629,804      1,200,600      2,939,400       4,140,000         22,085       1,200,600      2,961,485
 Walnut Woods........    3,467,003        963,236      4,176,764       5,140,000         11,575         963,236      4,188,339
 Northlake Gardens...                     501,144      1,178,856       1,680,000          7,217         501,144      1,186,073
 Tracy/Manteca Region
 Driftwood...........    3,535,824        940,032      4,499,968       5,440,000         12,152         940,032      4,512,120
 Fairway Estates.....    4,576,236      1,234,440      5,115,560       6,350,000         11,114       1,234,440      5,126,674
 Granville...........    3,514,810        918,000      4,082,000       5,000,000         14,434         918,000      4,096,434
 Laurel Glen.........    5,052,874      1,574,000      6,296,000       7,870,000         25,295       1,574,000      6,321,295
 Fairfield/Vacaville
   Region
 Creekside Gardens...    7,360,119      1,550,920     10,049,080      11,600,000         35,319       1,550,920     10,084,399
 Parkwood............    3,837,282        950,880      4,649,120       5,600,000         21,955         950,880      4,671,075
 Peach Tree Villa....    1,514,915        336,755      2,013,245       2,350,000            175         336,755      2,013,420
 Peachwood...........    2,183,030        584,082      2,745,918       3,330,000          8,830         584,082      2,754,748
 Village Green.......    9,138,513      1,562,190     11,337,810      12,900,000         83,214       1,562,190     11,421,024
 Concord/Antioch
   Region
 Crestview Pines.....  $ 1,573,442    $ 1,443,189    $ 2,886,811    $  4,330,000     $   15,669     $ 1,443,189    $ 2,902,480
 Diablo View.........    2,999,379      1,276,560      4,123,440       5,400,000          7,240       1,276,560      4,130,680
 Meadowlark..........      784,630        463,130        986,870       1,450,000          3,617         463,130        990,487
 Oakview.............      917,444        720,360      1,579,640       2,300,000          5,188         720,360      1,584,828
 Villa Diablo........      640,829        380,800        739,200       1,120,000          4,005         380,800        743,205
                       ------------   -----------    ------------   ------------     ----------     -----------    ------------
                       $149,444,530   $47,429,740    $186,830,260   $234,260,000     $1,000,318     $47,429,740    $187,830,578
                       ============   ===========    ============   ============     ==========     ===========    ============
Commercial:
 Bay Area Region
 860 Kaiser Road.....  $ 1,082,549    $   331,450    $ 1,418,550    $  1,750,000                    $   331,450    $ 1,418,550
 900 Business Park...    1,606,579        831,875      1,918,125       2,750,000                        831,875      1,918,125
 908 Enterprise Way..                     215,574      1,004,426       1,220,000                        215,574      1,004,426
 910 Enterprise Way..      963,115        314,060      1,735,940       2,050,000                        314,060      1,735,940
 988 Enterprise Way..      466,118        205,995        724,005         930,000                        205,995        724,005

                                                  JCM PARTNERS LLC
                       SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION -- (CONTINUED)
---------------------  ----------------------------------------------------------------------
                                                                                  REMAINING
                                                                                 DEPRECIABLE
                                                                                   LIFE OF
                                                                                   BUILDING
                         CARRYING     ACCUMULATED      DATE OF         DATE       COMPONENT
                          VALUE       DEPRECIATION   CONSTRUCTION    ACQUIRED    AT 6/30/2000
                       ------------   ------------   ------------   ----------   ------------
 Northwood Place.....     2,447,524        23,644        1988       06/30/2000       40
 Park Lakewood.......     4,900,181        62,566        1985       06/30/2000       35
 Villa Verde North...     4,162,085        74,471        1971       06/30/2000       20
 Walnut Woods........     5,151,575        55,397        1987       06/30/2000       40
 Northlake Gardens...     1,687,217        23,938        1977       06/30/2000       25
 Tracy/Manteca Region
 Driftwood...........     5,452,152        92,024        1974       06/30/2000       25
 Fairway Estates.....     6,361,114       131,112        1973       06/30/2000       20
 Granville...........     5,014,434       103,987        1972       06/30/2000       20
 Laurel Glen.........     7,895,295        98,021        1985       06/30/2000       35
 Fairfield/Vacaville
   Region
 Creekside Gardens...    11,635,319       205,270        1977       06/30/2000       25
 Parkwood............     5,621,955        59,408        1985       06/30/2000       40
 Peach Tree Villa....     2,350,175        28,770        1982       06/30/2000       35
 Peachwood...........     3,338,830        34,853        1985       06/30/2000       40
 Village Green.......    12,983,214       172,014        1986       06/30/2000       35
 Concord/Antioch
   Region
 Crestview Pines.....  $  4,345,669    $   58,510        1970       06/30/2000       25
 Diablo View.........     5,407,240        59,268        1984       06/30/2000       35
 Meadowlark..........     1,453,617        16,629        1982       06/30/2000       30
 Oakview.............     2,305,188        26,586        1983       06/30/2000       30
 Villa Diablo........     1,124,005        10,897        1985       06/30/2000       35
                       ------------    ----------
                       $235,260,318    $3,651,884
                       ============    ==========
Commercial:
 Bay Area Region
 860 Kaiser Road.....  $  1,750,000    $   17,732        1996       06/30/2000       40
 900 Business Park...     2,750,000        23,977        1990       06/30/2000       40
 908 Enterprise Way..     1,220,000        14,349        1987       06/30/2000       35
 910 Enterprise Way..     2,050,000        24,799        1987       06/30/2000       35
 988 Enterprise Way..       930,000        12,067        1980       06/30/2000       30

                                                       JCM PARTNERS LLC
                            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION -- (CONTINUED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                       GROSS AMOUNT AT WHICH
                                             INITIAL COSTS                            COST OF       CARRIED AT CLOSE OF PERIOD
                                      ---------------------------      TOTAL        IMPROVEMENTS    ---------------------------
                                        LAND AND      BUILDINGS       INITIAL       CAPITALIZED       LAND AND      BUILDINGS
                                          LAND           AND        ACQUISITION      SUBSEQUENT         LAND           AND
                       ENCUMBRANCES   IMPROVEMENTS   IMPROVEMENTS       COST       TO ACQUISITION   IMPROVEMENTS   IMPROVEMENTS
                       ------------   ------------   ------------   ------------   --------------   ------------   ------------
 938 Kaiser Road.....      661,080        286,485        778,515       1,065,000                        286,485        778,515
 Salvio Pacheco
   Square............    7,496,307      2,107,840      9,092,160      11,200,000                      2,107,840      9,092,160
 Wilson Building.....    1,432,804      2,365,830      2,484,170       4,850,000                      2,365,830      2,484,170
 Starlight Estates...                   2,280,000        107,850       2,387,850     $   43,119       2,280,000        150,969
                       ------------   -----------    ------------   ------------     ----------     -----------    ------------
                       $13,708,552    $ 8,939,109    $19,263,741    $ 28,202,850     $   43,119     $ 8,939,109    $19,306,860
                       ============   ===========    ============   ============     ==========     ===========    ============
 Total real estate
   owned.............  $163,153,082   $56,368,849    $206,094,001   $262,462,850     $1,043,437     $56,368,849    $207,137,438
                       ============   ===========    ============   ============     ==========     ===========    ============

                                                  JCM PARTNERS LLC
                       SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION -- (CONTINUED)
---------------------  ----------------------------------------------------------------------
                                                                                  REMAINING
                                                                                 DEPRECIABLE
                                                                                   LIFE OF
                                                                                   BUILDING
                         CARRYING     ACCUMULATED      DATE OF         DATE       COMPONENT
                          VALUE       DEPRECIATION   CONSTRUCTION    ACQUIRED    AT 6/30/2000
                       ------------   ------------   ------------   ----------   ------------
 938 Kaiser Road.....     1,065,000        12,975        1984       06/30/2000       30
 Salvio Pacheco
   Square............    11,200,000       151,536        1983       06/30/2000       30
 Wilson Building.....     4,850,000        29,927        1908(A)    06/30/2000       40
 Starlight Estates...     2,430,969         1,946                   06/30/2000
                       ------------    ----------
                       $ 28,245,969    $  289,308
                       ============    ==========
 Total real estate
   owned.............  $263,506,287    $3,941,192
                       ============    ==========

---------------

(A) Seismic renovations about 1990

(B) As invoiced and includes direct levies

                              ASSET RECONCILIATION

                                                  SIX MONTHS
                                                    ENDED
                                                 DECEMBER 31,
                                                     2000
                                                 ------------
Balance at beginning of period.................  $262,462,850
  Additions during period:
     Acquisitions through foreclosure..........            --
     Other acquisitions........................            --
     Improvements..............................     1,043,437
     Purchase of assets........................            --
  Deductions during period:
     Cost of real estate sold..................            --
     Other.....................................            --
                                                 ------------
Balance at close of period.....................  $263,506,287
                                                 ============

                          DEPRECIATION RECONCILIATION

                                                    SIX MONTHS
                                                      ENDED
                                                   DECEMBER 31,
                                                       2000
                                                   ------------
Balance at beginning of period...................   $       --
  Additions during period:
     Acquisitions through foreclosure............           --
     Other acquisitions..........................           --
     Depreciation................................    3,941,192
     Purchase of assets..........................           --
  Deductions during period:
     Cost of real estate sold....................           --
     Other.......................................           --
                                                    ----------
Balance at close of period.......................   $3,941,192
                                                    ==========

                               JCM PARTNERS, LLC

                  SCHEDULE IV -- MORTGAGE LOANS ON REAL ESTATE
              (NOTES RECEIVABLE COLLATERALIZED BY DEEDS OF TRUST)
                               DECEMBER 31, 2000

                                                                                              PRINCIPAL AMOUNT
                                                                                              OF LOANS SUBJECT
                                                  PERIODIC              FACE      CARRYING     TO DELINQUENT
                       INTEREST       FINAL       PAYMENTS   PRIOR   AMOUNT OF    AMOUNT OF     PRINCIPAL OR
DESCRIPTION              RATE     MATURITY DATE    TERMS     LIENS   MORTGAGES    MORTGAGES       INTEREST
-----------            --------   -------------   --------   -----   ----------   ---------   ----------------
Hanford Farm, a
  California
  Partnership........    10.5%    12/19/1996(1)     None      N/A    $1,300,000   $367,095        $367,095

---------------

(1) The borrower has made payments subsequent to the maturity date. The lease agreement between the borrower and the tenant of the property contains an option for the tenant to purchase the land for an amount that is greater than the carrying value of the note.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) The following financial statements are filed herewith as part of Item 13 -- Financial Statements and Supplementary Data.

          Independent Auditors' Report


          JCM Partners, LLC Consolidated Balance Sheets as of June 30, 2000 (inception), December 31, 2000 and September 30, 2001 (unaudited)



          JCM Partners, LLC Consolidated Statements of Operations for the Period from June 30, 2000 (inception) to December 31, 2000 and for the Nine Months Ended September 30, 2001 (unaudited)



          JCM Partners, LLC Consolidated Statements of Changes in Members' Equity for the Period from June 30, 2000 (inception) to September 30, 2001 (unaudited)



          JCM Partners, LLC Consolidated Statement of Cash Flows for the Periods from June 30, 2000 (inception) to December 31, 2000, and for the Nine-Month Period Ended September 30, 2001 (unaudited)



          JCM Partners, LLC Notes to Financial Statements for the Period from June 30, 2000 (inception) to December 31, 2000 and for the Nine Months Ended September 30, 2001 (Information at September 30, 2001 and for the Nine Months Ended September 30, 2001 Is Unaudited)


          JCM Partners, LLC Schedule III -- Real Estate and Accumulated Depreciation


          JCM Partners, LLC Schedule IV -- Mortgage Loans on Real Estate


     (b) The following exhibits are filed herewith:


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
   2.1    --   Order Confirming Second Amended Plan of Reorganization*
   2.2    --   Amended Joint Plan of Reorganization (May 9, 2000)*
   3.1    --   JCM Partners, LLC Certificate of Formation*
   3.2    --   JCM Partners, LLC Limited Liability Company Agreement dated as of June 30, 2000, and as amended on September 13, 2000*
   3.3    --   Restated Bylaws of JCM Partners, LLC**

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
   4.1    --   Restrictions on Transfer of Membership Units***
  10.1    --   Management Services Agreement dated July 1, 2000 between JCM
               Partners, LLC and JCIV, LLC*
  10.2    --   Transition Services Agreement and Amendment to Management
               Services Agreement dated March 15, 2001 among JCIV, LLC,
               John Connolly IV and JCM Partners, LLC*
  10.3    --   Management Services Agreement dated April 11, 2001 between
               JCM Partners, LLC and Computer Management Corporation*
  10.4    --   Form of Indemnification Agreement between JCM Partners, LLC and JCM Partners, LLC's Managers and Executive Officers*
  10.5    --   Lease for JCM Partners, LLC executive offices located at
               2151 Salvio Street, Concord, California*
  10.6    --   Form of Promissory Note between JCM Partners, LLC and each of Frank Deppe, Marvin Helder, Lois Mol and Computer
               Management Corporation Money Purchase Pension Trust*
  21.1    --   Subsidiaries of JCM Partners, LLC*


---------------

  *Incorporated by reference to the exhibit with the same exhibit number attached to our Registration Statement on Form 10 (File No. 000-32653) filed on October 3, 2001 with the Securities and Exchange Commission.



 **Incorporated by reference to Exhibit 3 to our Quarterly Report on Form 10-Q filed on November 19, 2001 with the Securities and Exchange Commission.



***Incorporated by reference to the exhibit with the same exhibit number attached to our Current Report on Form 8-K filed on November 16, 2001 with the Securities and Exchange Commission.

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          JCM PARTNERS, LLC

                                          By        /s/ GAYLE M. ING
                                            ------------------------------------
                                                        Gayle M. Ing
                                                  Chief Executive Officer


Date: November 30, 2001

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 2.1      --   Order Confirming Second Amended Plan of Reorganization*
 2.2      --   Amended Joint Plan of Reorganization (May 9, 2000)*
 3.1      --   JCM Partners, LLC Certificate of Formation*
 3.2      --   JCM Partners, LLC Limited Liability Company Agreement dated as of June 30, 2000, and as amended on September 13, 2000*
 3.3      --   Restated Bylaws of JCM Partners, LLC**
 4.1      --   Restrictions on Transfer of Membership Units***
10.1      --   Management Services Agreement dated July 1, 2000 between JCM
               Partners, LLC and JCIV, LLC*
10.2      --   Transition Services Agreement and Amendment to Management
               Services Agreement dated March 15, 2001 among JCIV, LLC,
               John Connolly IV and JCM Partners, LLC*
10.3      --   Management Services Agreement dated April 11, 2001 between
               JCM Partners, LLC and Computer Management Corporation*
10.4      --   Form of Indemnification Agreement between JCM Partners, LLC and JCM Partners, LLC's Managers and Executive Officers*
10.5      --   Lease for JCM Partners, LLC executive offices located at
               2151 Salvio Street, Concord, California*
10.6      --   Form of Promissory Note between JCM Partners, LLC and each of Frank Deppe, Marvin Helder, Lois Mol and Computer
               Management Corporation Money Purchase Pension Trust*
21.1      --   Subsidiaries of JCM Partners, LLC*


---------------

  *Incorporated by reference to the exhibit with the same exhibit number attached to our Registration Statement on Form 10 (File No. 000-32653) filed on October 3, 2001 with the Securities and Exchange Commission.



 **Incorporated by reference to Exhibit 3 to our Quarterly Report on Form 10-Q filed on November 19, 2001 with the Securities and Exchange Commission.



***Incorporated by reference to the exhibit with the same exhibit number attached to our Current Report on Form 8-K filed on November 16, 2001 with the Securities and Exchange Commission.